Exhibit 10.11
EXECUTION COPY
AMENDMENT NO. 4 TO THE
LIMITED PARTNERSHIP AGREEMENT OF
TEXAS CABLE PARTNERS, L.P.
     AMENDMENT No. 4 (this “Amendment”) TO THE LIMITED PARTNERSHIP AGREEMENT OF TEXAS CABLE PARTNERS, L.P., dated as of May 1, 2004, among Time Warner Entertainment-Advance/Newhouse Partnership, a New York general partnership (“TWE-A/N”), TWE-A/N Texas Cable Partners General Partner LLC, a Delaware limited liability company (“TWE-A/N GP”), TCI Texas Cable Holdings LLC, a Colorado limited liability company (“TCI”), TCI Texas Cable, Inc., a Colorado corporation (“TCI GP”), Time Warner Entertainment Company, L.P., a Delaware limited partnership (“TWE”), Comcast TCP Holdings, LLC, a Delaware limited liability company (“LCM LLC”) as successor in interest to TCI of Missouri, Inc. (formerly known as Liberty Cable of Missouri, Inc.), a Missouri corporation (“LCM”), and TCI of Overland Park, Inc., a Kansas corporation (“Overland Park”).
     WHEREAS, Texas Cable Partners, L.P., a Delaware limited partnership (the “Partnership”), was formed by TWE-A/N, TWE-A/N GP, TCI and TCI GP pursuant to a Limited Partnership Agreement, dated as of June 23, 1998 (the “Original TCP Agreement”);
     WHEREAS, the Original TCP Agreement was amended by Amendment No. 1 thereto, dated as of December 11, 1998, Amendment No. 2 thereto, dated as of May 16, 2000 and Amendment No. 3 thereto, dated as of August 23, 2000 (as amended, the “Partnership Agreement”);
     WHEREAS, prior to the date hereof, TWE, LCM LLC and Overland Park were general partners of Kansas City Cable Partners, a Colorado general partnership (“KCCP”), pursuant to an Amended and Restated General Partnership Agreement of KCCP, dated as of August 31, 1998, as amended by Amendment No. 1 thereto, dated as of December 8, 2003;
     WHEREAS, pursuant to the Delaware Revised Uniform Limited Partnership Act (Del. Code. Ann. Tit. 6 § 17-101 et. seq.), the Colorado Uniform Partnership Act (Colo. Rev. Stat. Ann. § 7-64-101 et. seq.), and that certain Agreement of Merger and Transaction Agreement, dated as of December 1, 2003, amended by Amendment No. 1, dated as of December 19, 2003 (as amended, the “Transaction Agreement”), among the Partnership, KCCP, TWE-A/N, TWE-A/N GP, TWE, TCI, TCI GP, LCM, LCM LLC, Overland Park, Comcast Corporation, a Pennsylvania corporation (solely for purposes of being bound by Sections 3 and 6(p) thereof), and Time Warner Cable Inc., a Delaware corporation (solely for purposes of being bound by Sections 3 and 6(p) thereof), on the date hereof KCCP merged with and into the Partnership (the “Merger”), with the Partnership as the surviving limited partnership;
     WHEREAS, pursuant to the Merger, each general partner interest of KCCP was converted into a limited partner interest of the Partnership having the same designations, preferences, rights, powers and duties as a limited partner interest of the Partnership immediately prior to the effective time of the Merger; and
          WHEREAS, the parties hereto wish to amend the Partnership Agreement to reflect, among other things, the Merger.
          In consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree to amend the Partnership Agreement as follows:
     A. AMENDMENTS TO ARTICLE I (DEFINITIONS)
          1. Recitals and Section 1.1. The recitals and Section 1.1 (Definitions) of the Partnership Agreement are hereby amended by deleting the following definitions in their entirety: “Affiliate”; “Cable Affiliates”; “Closing Date”; “Contribution Agreement”; “Gross Asset Value”; “Internet Backbone”; “Internet Services”; “Limited Partner”; “Management Agreement”; “Partnership ADI/DMA”; “Related Partners”; “ServiceCo”; “Sprint Agreement”; “TWC”; “TWE”; “TWE-A/N Systems”; and “Ultimate Parent”.
          2. Section 1.1. Section 1.1 (Definitions) of the Partnership Agreement is hereby further amended by inserting the following definitions (alphabetically):
Affiliate: With respect to any Person, any other Person Controlling, Controlled by or under common Control with such Person; provided, that for purposes of this definition of Affiliate as used in Section 8.4(x), any trust, formed for the benefit of a Person or any of its Affiliates shall be deemed to be controlled by any Person who, directly or indirectly, holds a majority of the beneficial interests of such trust (and any Person who controls such Person); provided, however, that, none of Comcast, Advance/Newhouse or any of their Parents or Subsidiaries shall be deemed to be an Affiliate of TWE-A/N. It is hereby understood and agreed that for purposes of any indemnity pursuant to Section 8.4 hereto, the definition of Affiliate shall include the Asset Pool intended to be distributed to a set of Related Partners.
Assets: Assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including the following:

                    (a) all accounting and other books, records and files whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form;
                    (b) all apparatus, computers and other electronic data processing equipment, fixtures, machinery, equipment, furniture, office equipment, automobiles, trucks, aircraft, rolling stock, vessels, motor vehicles and other transportation equipment, special and general tools, test devices, prototypes and models and other tangible personal property;
                    (c) all inventories of materials, parts, raw materials, supplies, work-in-process and finished goods and products;
                    (d) all interests in real property of whatever nature, including easements and rights of way, whether as owner, mortgagee or holder of a security interest in real property, lessor, sublessor, lessee, sublessee or otherwise, and copies of all related documentation;
                    (e) all interests in any capital stock or other equity interests of any Subsidiary or any other Person, all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person, all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person and all other investments in securities of any Person;
                    (f) all license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other contracts, agreements or commitments;
                    (g) all deposits, letters of credit and performance and surety bonds;
                    (h) all written technical information, data, specifications, research and development information, engineering drawings, operating and maintenance manuals, and materials and analyses prepared by consultants and other third parties;
                    (i) all domestic and foreign patents, copyrights, trade names, trademarks, service marks and registrations and applications for any of the foregoing, mask works, trade secrets, inventions, other proprietary information and licenses from third Persons granting the right to use any of the foregoing;
                    (j) all computer applications, programs and other software, including operating software, network software, firmware, middleware, design software, design tools, systems documentation and instructions;
                    (k) all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, records pertaining to customers and customer accounts, customer and vendor data, correspondence and lists, product literature, artwork, design, development and manufacturing files, vendor and customer drawings, formulations and specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;
                    (l) all prepaid expenses, trade accounts and other accounts and notes receivable;
                    (m) all rights under contracts or agreements, all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers and all claims, choses in action or similar rights, whether accrued or contingent;
                    (n) all insurance proceeds and rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;
                    (o) all licenses, permits, approvals and authorizations issued by any supranational, national, state, municipal or local government, political subdivision or other governmental department, court, commission, board, bureau, agency, instrumentality, or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, whether domestic or foreign;
                    (p) all cash or cash equivalents, bank accounts, lock boxes and other deposit arrangements;
                    (q) copies of all documentation related to insurance policies; and

                    (r) interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements.
Asset Pool Employee: Any individual who, as of the first Distribution Date, (x) is then a current or former employee of (including any full-time, part-time, temporary employee or an individual in any other employment relationship with), or is then on a leave of absence (including, without limitation, paid or unpaid leave, disability, medical, personal, or any other form of leave) from, TWE, TWE-A/N or any of their respective Affiliates and (y) whose duties exclusively concern the operation of any System, division or other entity within an Asset Pool; provided, that “former employee” shall mean an individual who terminated employment with TWE, TWE-A/N or any of their respective Affiliates while rendering services exclusively to any System, division or other entity within an Asset Pool at the time of the termination. Notwithstanding the foregoing, “Asset Pool Employee” shall not include (a) any corporate-level employee of TWE or TWE-A/N (or any of their respective Affiliates) or (b) with respect to any Asset Pool, any Specified Division Employee who has accepted an offer of employment from the Non-Receiving Partners commencing on the first Distribution Date. For the avoidance of doubt, with respect to any Asset Pool, an “Asset Pool Employee” shall include any Specified Division Employee who has accepted an offer of employment from the Receiving Partners of such Asset Pool commencing on the first Distribution Date.

Cable Affiliates: With respect to (i) TCI, TCI GP, LCM LLC and Overland Park, Comcast Cable Communications Holdings, Inc., a Delaware corporation, and its Subsidiaries and (ii) TWE-A/N and TWE-A/N GP, TWE and its Subsidiaries.

Closing Date: December 31, 1998.

Comcast: Comcast Corporation, a Pennsylvania corporation

Contribution Agreement: The Contribution Agreement dated as of June 23, 1998, by and among the Partnership, TWE-A/N, TWE-A/N GP, TCI and TCI GP, as amended from time to time. Except where the context indicates otherwise, all references to the “Contribution Agreement” shall be deemed to include, to the extent applicable, a reference to the corresponding provision of the KCCP Contribution Agreement.

Debt: Indebtedness for borrowed money of the Partnership or any of its Subsidiaries (including the KCCP Trust) and including Partner Debt.

Effective Time: As defined in the Transaction Agreement.

FCC: Federal Communications Commission.

Gross Asset Value: With respect to any Asset, the Asset’s adjusted basis for federal income tax purposes, except that (i) the Gross Asset Value of any Asset contributed to the Partnership shall be its gross Fair Market Value (as determined by the General Partners) at the time such Asset is contributed or deemed contributed (or the Asset for which such Asset is exchanged is contributed or deemed contributed) for purposes of computing Capital Accounts, (ii) upon a contribution of money or other property to the Partnership by a new or existing Partner as consideration for an Interest in the Partnership and upon a distribution of money or other property to a retiring or continuing Partner as consideration for an Interest in the Partnership, the Gross Asset Value of all of the Assets of the Partnership shall be adjusted to equal their respective gross Fair Market Values, (iii) the Gross Asset Value of any Asset distributed in kind to any Partner shall be the gross Fair Market Value of such Asset on the date of such distribution and (iv) the Gross Asset Value of any Asset determined pursuant to clauses (i) or (ii) above shall thereafter be adjusted from time to time by the Depreciation taken into account with respect to such Asset for purposes of determining Net Profit or Net Loss.

Houston Business: (i) The Systems set forth on Exhibit B and any Assets of the Partnership or any of its Subsidiaries primarily related thereto, (ii) Liabilities (other than Debt) of the Partnership or any of its Subsidiaries primarily related to such Systems and Assets, regardless of when arising or whether the facts on which they are based occurred prior to, on or subsequent to the Allocation Date, (iii) any Systems hereafter acquired by the Partnership or any of its Subsidiaries and located in the Houston DMA and (iv) any Assets and Liabilities (other than Debt) hereafter acquired or incurred by the Partnership or any of its Subsidiaries and primarily related to the Assets and Liabilities described in clause (i), (ii) or (iii) of this definition.

Houston DMA: The “Designated Market Area” for Houston, Texas as described in the Code of Federal Regulations at 47 C.F.R. § 76.55(e).

Houston and SW Divisions: The Systems in the Houston Business plus those Systems in the Southwest Division.

HSR Date: With respect to any given Asset Pool, the earliest date upon which any applicable waiting periods under the HSR Act have expired or terminated in respect of such Asset Pool.

Income Tax: Any federal, state or local tax which is based upon, measured by, or calculated with respect to (i) net income or profits (including, but not limited to, any capital gains or minimum tax) or (ii) multiple bases (including, but not limited to, corporate franchise, doing business or occupation taxes), if one or more of the bases upon which such tax may be calculated is described in clause (i) hereof.

Kansas Business: The Kansas & SW Business excluding the Southwest Business.

Kansas Division: The Systems in the Kansas & SW Business that are identified on Exhibit C as being part of the Kansas Division.

Kansas & SW Business: (i) The Systems set forth on Exhibit C and any Assets of the Partnership or any of its Subsidiaries primarily related thereto, (ii) Liabilities (other than Debt) of the Partnership or any of its Subsidiaries primarily related to such Systems and Assets, regardless of when arising or whether the facts on which they are based occurred prior to, on or subsequent to the Allocation Date, (iii) any Systems hereafter acquired by the Partnership or any of its Subsidiaries and located in the Kansas & SW DMA and (iv) any Assets and Liabilities (other than Debt) hereafter acquired or incurred by the Partnership or any of its Subsidiaries and primarily related to the Assets and Liabilities described in clause (i), (ii) or (iii) of this definition.

Kansas & SW DMA: The “Designated Market Area” as set forth in the Code of Federal Regulations at 47 C.F.R. § 76.55(e) and as set forth in the table below:

Designated Market Area
Kansas City, MO
Kansas City, KS
Topeka, KS
Joplin-Pittsburg, KS
Corpus Christi, TX
Laredo, TX
El Paso, TX
Beaumont-Port Arthur, TX
Harlingen-Weslaco-Brownsville-McAllen, TX
San Antonio, TX
KCCP: Kansas City Cable Partners, a Colorado general partnership.

KCCP Contribution Agreement: The Contribution and Assumption Agreement, dated as of March 23, 1998, among KCCP, TWE, LCM LLC and Overland Park, as amended from time to time.

KCCP Management Agreement: The Second Amended and Restated Management Agreement among the Partnership, the KCCP Trust and TWC, dated as of May 1, 2004, pursuant to which the Partnership has engaged TWC to provide management and other services on its behalf to the KCCP Trust.

KCCP Trust: KCCP Trust, a Delaware statutory trust.

LCM LLC: Comcast TCP Holdings, LLC, a Delaware limited liability company, as successor in interest to TCI of Missouri, Inc. (formerly known as Liberty Cable of Missouri, Inc.), a Missouri corporation.

Liabilities: Any and all losses, claims, charges, indebtedness, including Debt, demands, actions, damages, obligations, payments, costs and expenses, bonds, indemnities and similar obligations, covenants, contracts, agreements, controversies, omissions, make whole agreements and similar obligations, and other liabilities, including all contractual obligations, whether due or to become due, absolute or contingent, inchoate or otherwise, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, determined or determinable, whenever arising, and including those arising under any law, principles of common law (including negligence and strict liability) or equity, action, threatened or contemplated action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys’ fees and any and all costs and expenses, whatsoever reasonably incurred in investigating, preparing or defending against any such actions or threatened or contemplated actions), order or consent decree of any governmental authority or any award of any arbitrator or mediator of any kind, and those arising under any contract, agreement, commitment or undertaking, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person and in each case regardless of where such Liabilities arose or arise, regardless of where or against whom such Liabilities are asserted or determined (including any arising by directors, officers, employees, agents, Subsidiaries or Affiliates) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of law, fraud or misrepresentation by any party or any of their respective directors, officers, employees or agents or Affiliates.

Limited Partner: TWE-A/N, TWE, TCI, LCM LLC and Overland Park and any other Person hereafter admitted as a limited partner of the Partnership in accordance with the terms hereof, but excluding any Person that ceases to be a Partner in accordance with the terms hereof.

Management Agreement: The Amended and Restated Management Agreement between the Partnership and TWC, dated as of May 1, 2004, pursuant to which the Partnership has engaged TWC to provide management and other services to the Partnership. Except where the context indicates otherwise, all references to the “Management Agreement” or the “Management Agreement of the Partnership” shall be deemed to include, to the extent applicable, a reference to the KCCP Management Agreement or to the corresponding provision of the KCCP Management Agreement, as the case may be.

Merger: As defined in the Transaction Agreement.

Other Liabilities: Liabilities (other than Debt) of the Partnership or any of its Subsidiaries that are not primarily related to the Houston Business or the Kansas & SW Business, regardless of when arising or whether the facts on which they are based occurred prior to, on or subsequent to the Allocation Date.

Overland Park: TCI of Overland Park, Inc., a Kansas corporation.

Overland Park Assets: “Assets,” as defined in the KCCP Contribution Agreement.

Partner Debt: Indebtedness owed to any Partner.

Related Partners: (i) TWE-A/N, TWE-A/N GP and TWE and any subsequent Permitted Transferees of their Interests, on the one hand, and (ii) TCI, TCI GP, Overland Park and LCM LLC and any subsequent Permitted Transferees of their Interests, on the other hand.

Relevant Closing Date: With respect to Personnel of the Houston and SW Divisions, December 31, 1998 and, with respect to Personnel of the Kansas Division, August 31, 1998.

Shared Assets: Assets of the Partnership or any of its Subsidiaries that are not included in either the Houston Business or the Kansas & SW Business, it being understood that cash and cash equivalents (excluding deposits under subscriber, utility, pole rental or similar items related to a specific System, which shall be considered Assets “primarily related” to such System for all purposes hereunder) on hand as of the Allocation Date shall be considered a Shared Asset.

Southwest Business: (i) The Systems in the Kansas & SW Business that are identified on Exhibit C as being part of the Southwest Business and any Assets primarily related thereto, (ii) the Liabilities (other than Debt) of the Partnership or any of its Subsidiaries primarily related to such Systems and Assets, (iii) any Systems hereafter acquired by the Partnership or any of its Subsidiaries and located in the Southwest DMA and (iv) any Assets and Liabilities (other than Debt) hereafter acquired or incurred by the Partnership or any of its Subsidiaries and primarily related to the Assets and Liabilities described in clause (i), (ii) or (iii) of this definition.

Southwest Division: The Systems in the Kansas & SW Business that are identified on Exhibit C as being part of the Southwest Division.

Southwest DMA: The “Designated Market Area” as set forth in the Code of Federal Regulations at 47 C.F.R. § 76.55(e) and as set forth in the table below:
Designated Market Area
Corpus Christi, TX
Laredo, TX
El Paso, TX
Beaumont-Port Arthur, TX
Harlingen-Weslaco-Brownsville-McAllen, TX
San Antonio, TX
Specified Division Employee: Any employee of TWE or TWE-A/N (or any of their respective Affiliates) who is listed on the schedule of “Senior Division Officers” provided by TWE to Comcast prior to execution of the Transaction Agreement (and any of their successors).

Transaction Agreement: The Agreement of Merger and Transaction Agreement, dated as of December 1, 2003, by and among the Partnership, TWE-A/N, TWE-A/N GP, TWE, TCI, TCI GP, KCCP, Overland Park, LCM, Comcast Corporation (solely for purposes of being bound by Sections 3 and 6(p) thereof) and Time Warner Cable Inc. (solely for purposes of being bound by Sections 3 and 6(p) thereof).

TWC: TWE in its capacity as General Manager.

TWE: Time Warner Entertainment Company, L.P., a Delaware limited partnership.

TWI: Time Warner Inc., a Delaware corporation.

Ultimate Parent: With respect to any Partner, the Parent of such Partner that is not a Subsidiary of any other Person. As of the Effective Time, the Ultimate Parent of TWE-A/N and TWE-A/N GP is TWI, and the Ultimate Parent of TCI, TCI GP, LCM LLC and Overland Park is Comcast.

               3. Section 1.1. Section 1.1 (Definitions) is hereby further amended by deleting the phrase “(except for any determination made pursuant to Section 7.4(a) or 8.4(c))” in the definition of “Fair Market Value”.
               4. Section 1.2. Section 1.2 (Cross References) of the Partnership Agreement is hereby amended by (a) deleting the following terms from the cross-reference table: “Asset Pool”; “Buy-Sell Notice”; “Buy-Sell Price”; “Buy-Sell Procedure”; “Buy-Sell Transaction”; “Contribution Agreement”; “CPST Subscribers”; “Dissolution Notice”; “Dividing Partners”; “FCC”; “Initiating Partners”; “Non-Initiating Partners”; “Purchasing Partners”; “Selecting Partners”; “Selection Notice”; “Social Contract”; “Stated Value”; and “Transferring Partners” and (b) adding the following terms to the cross-reference table (alphabetically):

Accounting Referee	8.4(r)
Adjusted Partnership Item	8.4(o)
Allocation Date	8.4(b)
Allocation Notice	8.4(b)
Applicable Asset Pool	8.4(n)
Applicable Related Partners	8.4(n)
Asset Pool	8.4(d)
Balance Sheet	8.4(p)
Comcast Partners	8.4(a)
Comcast Selected Employees	8.4(k)
Conditions	8.4 (f)
Conditions Notice	8.4(h)
Delayed Partners	8.4(h)
Delivery Date	8.4(p)
Dissolution Date	8.4(h)
Dissolution Notice	8.4(a)
Dissolution Offer Notice	8.4(x)
Dissolution Offer Period	8.4(x)
Dissolution Offeree Partners	8.4(x)
Distribution Date	8.4(h)
Distribution Waiver	8.4(h)
Dissolution Offering Partners	8.4(x)
Filings Completion Date	8.4(f)
Houston Amount	8.4(d)
Houston Asset Pool	8.4(d)
HSR Act	8.4(f)
ISP Agreement	4.10(o)
Kansas & SW Amount	8.4(d)
Kansas & SW Asset Pool	8.4(d)
New Management Agreement	8.4(m)
Nonassignable Asset	8.4(i)
Non-Receiving Partners	8.4(e)
Non-Selling Indemnified Parties	8.4(x)

Non-Triggering Partners Pool	8.4(c)
Payee Asset Pool	8.4(t)
Payor Asset Pool	8.4(t)
Receiving Partners	8.4(e)
Refinancing Date	8.4(g)
Relevant Systems	8.4(m)
Satisfaction Date	8.4(h)
Satisfied Asset Pool	8.4(h)
Satisfied Partners	8.4(h)
Selection Date	8.4(f)
Topside Description	5.2(a)
Transfer Assets	8.4(x)
Triggering Date	8.4(a)
Triggering Partners Pool	8.4(c)
TWI Partners	8.4(k)
TWI Selected Employees	8.4(k)
Waiver	8.4(x)
Working Capital Amount	8.4(u)
     B. AMENDMENTS TO ARTICLE II (ORGANIZATION)
          1. Section 2.1. Section 2.1 (Formation) of the Partnership Agreement is hereby amended by deleting the first sentence in its entirety and replacing it with the following:
“The Partnership was formed on May 21, 1998, as a limited partnership under and pursuant to the provisions of the Act.”
          2. Section 2.2. Section 2.2 (Name) of the Partnership Agreement is hereby amended by replacing “Texas Cable Partners, L.P.” with “Texas and Kansas City Cable Partners, L.P.”
          3. Section 2.3(a). Clause (a) of Section 2.3 (Purpose) of the Partnership Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:
“(a) to acquire, develop, own, finance, invest in, maintain, operate, expand, sell, exchange or otherwise dispose of cable television systems serving areas located primarily in (i) the Houston DMA and (ii) the Kansas & SW DMA (collectively, the “Systems”);”
4. Section 2.3(c). Clause (c) of Section 2.3 (Purpose) of the Partnership Agreement is hereby amended by deleting any references therein to “Section 6.5”.

     C. AMENDMENTS TO ARTICLE III (COMPANY CAPITAL)
          1. Section 3.1. Section 3.1 (Percentage Interests) of the Partnership Agreement is hereby amended by deleting it in its entirety and replacing it with the following:
“3.1 Percentage Interests. As of the Effective Time, after giving effect to the Merger, the respective Percentage Interests and the respective Capital Accounts (as defined in Section 3.3 hereof) of the Partners (or their transferees) in the Partnership are as set forth below:

Partner	Percentage Interest	Capital Account Balance
TWE-A/N	38.784%	$1,569,764,295
TWE	10.824%	$438,098,000
TCI	38.784%	$1,569,764,295
LCM LLC	10.004%	$404,898,934
Overland Park	0.820%	$33,199,066
TWE-A/N GP	0.392%	$15,856,205
TCI GP	0.392%	$15,856,205
A Partner’s Interest shall for all purposes be personal property. Except as expressly provided herein, no Partner shall have any interest in specific Partnership property.”
          2. Section 3.2. Section 3.2 (Capital Contributions) of the Partnership Agreement is hereby amended by adding the following at the end of such section:
“(f) The Partners hereby acknowledge and agree that any capital contributions made by TWE, LCM LLC or Overland Park to KCCP prior to the Effective Time shall be treated as capital contributions to the Partnership.”
          3. Section 3.3. Section 3.3 (Capital Accounts) of the Partnership Agreement is hereby amended by deleting it in its entirety and replacing it with the following:
“(a) A separate capital account (a “Capital Account”) shall be maintained for each Partner. Each Partner’s Capital Account shall be credited with (i) the amount of such Partner’s capital contribution made in cash, (ii) the Fair Market Value (net of liabilities assumed or taken subject to) of all property contributed by such Partner and (iii) such Partner’s allocated share of Net Profit of the Partnership.

Each Partner’s Capital Account shall be reduced by the amount of any cash distributions to such Partner and the Fair Market Value (net of liabilities assumed or taken subject to) of all property distributed in kind to such Partner and such Partner’s allocated share of Net Loss of the Partnership.
(b) In the event of a Transfer of any Interest in the Partnership, the transferee shall succeed to that portion of the transferor’s Capital Account that relates to such transferred Interest.”
          4. Section 3.7. Section 3.7 (Partnership Debt) of the Partnership Agreement is hereby amended by deleting the first three sentences thereof (which had been previously added pursuant to Amendment No. 1 to the Partnership Agreement). Section 3.7 (Partnership Debt) of the Partnership Agreement is hereby further amended by adding the following at the end thereof: “The foregoing provisions of this Section 3.7 shall apply mutatis mutandis to any credit agreement of any Subsidiary of the Partnership, including the KCCP Trust. The Partners hereby agree to cause the Partnership and its Subsidiaries, including the KCCP Trust, to have no less than $1,500,000,000 of aggregate Debt at all times prior to the Selection Date.”
     D. AMENDMENTS TO ARTICLE IV (PARTNERS; MANAGEMENT OF THE PARTNERSHIP)
          1. Section 4.5. The first sentence of Section 4.5 (Actions Requiring Approval of the Management Committee) of the Partnership Agreement is hereby amended by inserting “or any of the Partnership’s Subsidiaries, including without limitation the KCCP Trust,” after the phrase “the General Partners shall not permit the Partnership”. Section 4.5 (Actions Requiring Approval of the Management Committee) of the Partnership Agreement is hereby further amended such that all limitations imposed therein on the Partnership shall be deemed to apply to the Partnership together with its Subsidiaries, including without limitation, the KCCP Trust.
          2. Section 4.5(b). Clause (b) of Section 4.5 (Actions Requiring Approval of the Management Committee) of the Partnership Agreement is hereby amended by adding the following at the beginning of such section:
“(1) enter into any transaction involving the sale, exchange, transfer or other disposition of any of the Overland Park Assets which, when added to all other sales, exchanges, transfers or other dispositions of Overland Park Assets, would cause the aggregate Gross Asset Value of all Overland Park Assets sold, exchanged, transferred or otherwise disposed of since August 31, 1998 to exceed $250,000, other than sales, exchanges, transfers or other dispositions pursuant to Articles VII and VIII; or (2)”

          3. Section 4.5(f). Clause (f) of Section 4.5 (Actions Requiring Approval of the Management Committee) of the Partnership Agreement is hereby amended by adding the following at the end thereof: “or, for each fiscal year after 2003, modify or materially deviate from the then-effective Annual Budget for each Asset Pool (it being understood that for each such fiscal year, the making of capital expenditures and operating expenditures not exceeding 110% and 105%, respectively, of the amount budgeted therefor in the then-effective Annual Budget for such Asset Pool shall not be considered a material deviation from such Annual Budget for such Asset Pool for purposes of this Section 4.5(f));”.
          4. Section 4.5(o). Clause (o) of Section 4.5 (Actions Requiring Approval of the Management Committee) of the Partnership Agreement is hereby amended by deleting any references therein to “Section 7.2(d)”.
          5. Section 4.5(q). Clause (q) of Section 4.5 (Actions Requiring Approval of the Management Committee) of the Partnership Agreement is hereby amended and restated in its entirety to read as follows: “(q) enter into any amendment to the Management Agreement or the KCCP Management Agreement;”.
          6. Section 4.5(r). A new clause (r) is hereby added to Section 4.5 (Actions Requiring Approval of the Management Committee) of the Partnership Agreement as follows:
“(r) amend the organizational documents of any Subsidiary of the Partnership, including the trust agreement governing the KCCP Trust;”
          7. Section 4.5(s). A new clause (s) is hereby added to Section 4.5 (Actions Requiring Approval of the Management Committee) of the Partnership Agreement as follows:
“(s) issue or authorize the issuance of any securities of any Subsidiary of the Partnership (including the KCCP Trust), other than to the Partnership or any wholly-owned Subsidiary of the Partnership; and”
          8. Section 4.5(t). A new clause (t) is hereby added to Section 4.5 (Actions Requiring Approval of the Management Committee) of the Partnership Agreement as follows:
“(t) acquire any material Shared Asset that will not be practicably divisible on the first Distribution Date;”
          9. Section 4.5. Section 4.5 (Actions Requiring Approval of the Management Committee) of the Partnership Agreement is hereby amended by adding the following at the end of such section:

“provided that, after the HSR Date for the Asset Pool intended to be distributed to the Comcast Partners, the Partnership may take any of the foregoing actions, other than those described in Section 4.5(b) or Section 4.5(t), to the extent solely relating to the Asset Pool intended to be distributed to the Comcast Partners if TCI GP consents to such action; provided further, that, after the HSR Date for the Asset Pool intended to be distributed to the TWI Partners, the General Manager (so long as it remains an Affiliate of TWI) may cause the Partnership to take any of the foregoing actions, other than those described in Section 4.5(b) or Section 4.5(t), to the extent solely relating to the Asset Pool intended to be distributed to the TWI Partners without the consent of any General Partner.”
          10. Section 4.6. Section 4.6 (General Manager) of the Partnership Agreement is hereby amended as follows:
     (a) The proviso to the second sentence is amended by deleting it in its entirety and replacing it with the following:
     “ provided that the General Manager shall act in full accordance with the terms of the Management Agreement, the decisions of the Management Committee pursuant to Section 4.5 and the General Partners pursuant to Section 4.10 and shall have no authority to take any action requiring approval of the Management Committee or the General Partners without first obtaining such approval.”
     (b) The third sentence is amended by deleting the words “(subject to Section 6.4(a))”.
     (c) The following is added to the end of Section 4.6:
     “Except where the context otherwise indicates, all references in this Agreement to the “General Manager” shall be deemed to include, to the extent applicable, the general manager of the KCCP Trust.”
          11. Section 4.9. Section 4.9 (Annual Budget) of the Partnership Agreement is hereby amended as follows:
     (a) The first sentence is amended by deleting it in its entirety and replacing it with the following:
“The Partnership has an annual budget for the operations of the Partnership and its Subsidiaries for 2004 (the “Initial

Budget”) which has been approved by the Partners pursuant to the Transaction Agreement. The Initial Budget includes, and each Annual Budget (as defined below) shall include, a separate budget (including details of revenues, expenses, capital expenditures, etc. on a monthly basis) for each of the Houston Business, the Kansas Business and the Southwest Business (such separate budgets shall, with respect to an Asset Pool, be treated as the Annual Budget therefor). Notwithstanding the foregoing, the budgets for each of the Houston Business, the Kansas Business and the Southwest Business shall be considered, for purposes of approval required under this Section 4.9, as a single combined Annual Budget and shall be submitted as such to the Management Committee for approval in its entirety.”
     (b) The second sentence is amended by deleting the reference therein to “1999” and replacing it with “2004”.
          12. Section 4.10. A new Section 4.10 is hereby added to the Partnership Agreement as follows:
“4.10 Actions Requiring Approval of the General Partners. From the date of the Dissolution Notice until the Distribution Date for an Asset Pool, the Partnership shall, and shall cause its Subsidiaries to, (i) operate each Asset Pool in the ordinary course consistent with past practice (including completing line extensions, placing conduit or cable in new developments, fulfilling installation requests and continuing work on existing construction projects and including subscriber acquisition and retention) and not modify or materially deviate from the Annual Budget then in effect for such Asset Pool; (ii) use commercially reasonable efforts to preserve intact each Asset Pool’s business organizations and relationships with third parties and to keep available the services of the employees presently employed in the operation of such Asset Pool’s Systems; (iii) continue normal marketing, advertising and promotional expenditures with respect to each Asset Pool’s Systems; and (iv) make capital expenditures and operating expenditures consistent with the Annual Budget for each Asset Pool; provided, however, that with respect to each Asset Pool, for each fiscal year, the making of capital expenditures and operating expenditures exceeding 110% or 105%, respectively, of the amount budgeted therefor in the then-effective Annual Budget for such Asset Pool shall be considered a material deviation from, or inconsistent with, such Annual Budget for such Asset Pool for purposes of clauses (i) and (iv) of this sentence; provided further, that from and after the Selection Date (A) the Partnership shall be permitted not to comply with the provisions of this sentence to the extent solely relating to the Asset Pool intended to be distributed to the Comcast Partners if TCI GP consents to such action; and (B) the General Manager (so long as it remains an Affiliate of TWI) may cause the Partnership not to comply with this sentence to the extent solely related to the Asset Pool intended to be distributed to the TWI Partners without the consent of any other Person. Without limiting the generality of the foregoing, (x) from the date of the Dissolution Notice until the Selection Date, the Partnership and the General Manager will not, and will cause the Subsidiaries of the Partnership not to, without the consent of each General Partner (which consent shall not be unreasonably withheld or delayed) and (y) from the Selection Date until the first Distribution Date, the Partnership and the General Manager will not, and will cause the Subsidiaries of the Partnership not to, without the consent of each General Partner, in each case except to the extent such action is contemplated by the Annual Budget then in effect (with specificity reasonably sufficient to have put the Partners on notice of such action at the time of approval of an Annual Budget):
(a) modify, terminate, renew, suspend or abrogate any franchises and similar authorizations or similar permits issued by any Person related to the Systems or material cable television relay service, business radio and other licenses, authorizations, consents or permits issued by the FCC or any other Person related to the Systems or agree to the imposition of any condition to the transfer of any of the foregoing;
(b) enter into any material amendment to any contract or commitment which meets the criteria set forth in Section 4.10(d) hereof;
(c) terminate any contract or commitment which meets the criteria set forth in Section 4.10(d) hereof, other than a termination of such contract or commitment at its stated expiration date;
(d) enter into or renew any contract or commitment of any kind relating to the Systems which would be binding on any System after the first Distribution Date and which (i) would involve an aggregate expenditure or receipt in excess of $1,000,000; (ii) would limit the freedom of any Partner or its Affiliates to compete in any line of business or with any Person or in any area; (iii) is not on arm’s-length terms; or (iv) is with a Partner or any of its Affiliates;
(e) engage in any marketing, subscriber installation or collection practices other than in the ordinary course of business;
(f) change the rate charged for any level of cable television service including, without limitation, any level of basic, tiered or pay cable television service, or re-tier its channels;
(g) add or delete any channels from any System, or change the channel lineup in any System or commit to do so in the future;
(h) grant or agree to grant to any employee of the Systems any increase in (i) wages or bonuses except in the ordinary course of business and consistent with past practices or (ii) any severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits, except in the ordinary course of business and consistent with past practices;
(i) engage in any hiring practices that are inconsistent with past practices;
(j) sell, assign, transfer or otherwise dispose of any assets except in the ordinary course of business and except for the disposition of obsolete or worn-out equipment;
(k) mortgage, pledge or subject to any material lien that would survive the first Distribution Date any of the Assets or the Systems;
(l) make any cost-of-service or hardship election under the Rules and Regulations adopted under the Cable Television Consumer Protection and Competition Act of 1992;
(m) enter into any transaction involving the borrowing of funds or the incurrence of debt (including the issuance of debt securities) by the Partnership or any of its Subsidiaries;
(n) make or change any tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended return, enter into any closing agreement, settle any tax claim or assessment, surrender any right to claim a tax refund, offset or other reduction in tax liability with respect to an Asset Pool for any period (or portions thereof) commencing on or after the Allocation Date; provided, that this Section 4.10(n) shall not prevent the Partnership or the General Manager from taking any such action for periods (or portions thereof) ending prior to the Allocation Date in accordance with the Partnership Agreement and the Management Agreement as in effect immediately prior to the execution and delivery of this Agreement; provided further, that the Partnership or the General Manager shall not take any action described in the preceding proviso without (1) TCI GP’s consent, if such action would materially disproportionately adversely affect the tax treatment of the Comcast Partners or the tax attributes of the Asset Pool intended to be distributed to the Comcast Partners when compared to such action’s adverse effect on the tax treatment of the TWI Partners or the tax attributes of the Asset Pool intended to be distributed to the TWI Partners and (2) TWE-A/N GP’s consent, if such action would materially disproportionately adversely affect the tax treatment of the TWI Partners or the tax attributes of the Asset Pool intended to be distributed to the TWI Partners when compared to such action’s adverse effect on the tax treatment of the Comcast Partners or the tax attributes of the Asset Pool intended to be distributed to the Comcast Partners;
(o) enter into any agreement with an internet service provider that relates to or would otherwise bind any System (an “ISP Agreement”), or enter into any capacity use agreement that relates to or would otherwise bind any System, after the first Distribution Date and which would not be terminable without penalty as to Systems transferred to Persons not Affiliated with the TWI Partners after a reasonable transition period (not to exceed one hundred and twenty (120) days);
provided that, after the Selection Date, the Partnership may take any of the foregoing actions to the extent solely relating the Asset Pool intended to be distributed to the Comcast Partners if TCI GP consents to such action; provided further, that, after the Selection Date, the General Manager (so long as it remains an Affiliate of TWI) may cause the Partnership to take any of the foregoing actions to the extent solely related to the Asset Pool intended to be distributed to the TWI Partners without the consent of any General Partner.

The Partners hereby agree that, notwithstanding anything to the contrary contained herein or in the Management Agreement, if the General Manager seeks the consent of TCI GP to take any of the actions set forth in clauses (a) through (o) of this Section 4.10 and TCI GP does not promptly consent to the taking of such action, then the Partnership and the General Manager and its Affiliates shall have no liability to the Comcast Partners for or with respect to any and all Damages arising from or related to the failure of the Partnership to take such action.”
     E. AMENDMENTS TO ARTICLE V (BOOKS AND RECORDS; REPORTS TO PARTNERS)
          1. Section 5.2. Section 5.2 (Financial Statements) of the Partnership Agreement is hereby amended by deleting it in its entirety and replacing it with the following:
     “5.2 Financial Statements. The Partnership shall cause the General Manager to deliver, or cause to be delivered, to each Partner the following information and financial statements:
     (a) Within thirty (30) days after the close of each of the first three quarterly accounting periods in each fiscal year (i) an unaudited consolidated statement of Partners’ equity, (ii) an unaudited consolidated income statement of the Partnership for such year to date period, (iii) an unaudited consolidated balance sheet of the Partnership as of the end of such quarterly period, and (iv) an unaudited consolidated statement of cash flows of the Partnership for such year to date period, all prepared in accordance with generally accepted accounting principles consistently applied by the Partnership, subject to year-end adjustments, and except for any inconsistencies explained in such statement and for the absence of footnotes. The financial statements to be delivered pursuant to this Section 5.2(a) shall include consolidating schedules showing separately each of the Houston Business and the Southwest Business, together with the amount and a description of the Assets and Liabilities accounted for at the Partnership’s topside cost centers (a “Topside Description”).
     (b) Within eighty (80) days after the close of each fiscal year (i) a consolidated statement of Partners’ equity of the Partnership for such fiscal year, (ii) a consolidated income statement of the Partnership for such fiscal year, (iii) a consolidated balance sheet of the Partnership as of the end of such fiscal year, and (iv) a consolidated statement of cash flows of the Partnership for such fiscal year, all prepared in accordance with Regulation S-X and generally accepted accounting principles consistently applied, except for any inconsistencies explained therein, and accompanied by a report thereon of the Partnership’s independent accountants. The financial statements to be delivered pursuant to this Section 5.2(b) shall include consolidating schedules showing the Houston Business and the Southwest Business, together with a Topside Description.
     (c) Notwithstanding anything herein to the contrary, the KCCP Trust shall not be considered consolidated with the Partnership for purposes of this Section 5.2, and all reports and information required to be delivered pursuant to this Section 5.2 with respect to the Partnership shall also be delivered with respect to the KCCP Trust.
     (d) For each of the Houston Business, the Kansas Business and the Southwest Business on a separate basis, within thirty days after the close of each calendar month: (i) an unaudited internally formatted income statement for such calendar month, complete with year-to-date comparisons to budget and the corresponding period of the prior year; (ii) an unaudited report of actual capital expenditures for the month and year-to-date, as compared to budgeted capital expenditures; (iii) a division report setting forth for such calendar month and with respect to the CATV systems included in each business the following information: (x) a reasonable estimate of the cumulative number of households having access to such Systems, (y) the number of subscribers to each of such Systems’ services, and (z) a reasonable estimate of the number of plant miles; and (iv) a profits and loss analysis of the Assets and Liabilities accounted for at the Partnership’s topside cost centers. The foregoing monthly information shall include, but not be limited to, the type of information contained in Exhibit D.
     (e) Such other information as any partner may reasonably request, including without limitation, information related to Asset Pool Employees and Specified Division Employees, and the Assets and Liabilities associated therewith.
     (f) Notwithstanding any provision of this Agreement to the contrary, any information to which a Partner Affiliated with Comcast is otherwise entitled under clause (e) of this Section 5.2 shall be subject to the following understandings:
     (i) requests to review the general ledger of the Partnership by any Comcast Partner shall be considered reasonable in connection with determinations necessary to appropriately allocate Debt or select an Asset Pool in connection with the Dissolution Procedure, to verify compliance with “closed system” accounting in Section 8.4(e) or the Working Capital Amount determination in Section 8.4, and for such other special projects as are from time to time reasonably needed (it being understood that any such review is not intended to grant the Comcast Partners an audit right that they are otherwise not entitled to in connection with the Working Capital Amount determination or under the Act);
     (ii) information unrelated to the Partnership or its Subsidiaries may be redacted by the General Manager (it being understood that information obtained or created in a Partner’s capacity as a Partner, including, without limitation, information prepared in contemplation of or in connection with any dispute with another Partner, shall not be considered information related to the Partnership);
     (iii) the General Manager may elect to exclude or redact information that contains competitively sensitive information, that is subject to confidentiality restrictions or that contains trade secrets or other sensitive information to the extent necessary to protect the legitimate business and confidentiality concerns of TWE and its Affiliates, in each case taking into account the need, if any, for such Partner to have such information in evaluating the appropriate allocation of Debt or selection of an Asset Pool in connection with the Dissolution Procedure, otherwise in connection with the Dissolution Procedure or for any other legitimate purpose relating to its Interest in the Partnership; and
     (iv) Notwithstanding any of the restrictions on providing requested information in this clause (f), the Partnership will provide, upon reasonable prior notice, for the bona fide purpose of evaluating the appropriate allocation of Debt or selection of Asset Pools to be made in connection with the Dissolution Procedure or otherwise in connection with the Dissolution Procedure, copies of all contracts that would have the effect of binding the Systems intended to be distributed to the Comcast Partners in connection with the Dissolution Procedure (assuming for this purpose that, in the case of disclosure prior to the Selection Date, all the Systems are intended to be distributed to Comcast) if either (A) such contract would bind such System at any time following 120 days after the first Distribution Date or (B) such contract would result in a penalty on termination on the Systems intended to be distributed to the Comcast Partners; provided that in no event shall the parties request or provide information hereunder in a manner that would violate applicable law, rules or regulations, including, without limitation regulations and orders of the FCC.”
     F. AMENDMENTS TO ARTICLE VI (CERTAIN AGREEMENTS)
          1. Section 6.1. Section 6.1 (Other Businesses of the Partners) of the Partnership Agreement is hereby amended by adding the following at the end of such section:

“For purposes of this Section 6.1, the business of the Partnership shall be deemed to include the business of any Subsidiary of the Partnership, including without limitation, the KCCP Trust.”
          2. Section 6.2. Section 6.2 (Non-Competition) of the Partnership Agreement is hereby amended by replacing each occurrence of the phrase “Schedules 1 or 2” with “Exhibits B or C”.
          3. Section 6.3. Section 6.3 (Confidentiality) of the Partnership Agreement is hereby amended as follows:
     (a) Clause (g) of Section 6.3 is amended by deleting it in its entirety and replacing it with the following: “[Intentionally Omitted.]”
     (b) Section 6.3 is amended by adding the following at the end of such section:
“For purposes of this Section 6.3, the business of the Partnership shall be deemed to include the business of any Subsidiary of the Partnership, including, without limitation, the KCCP Trust. Notwithstanding any provision in this Agreement to the contrary, any Person subject to this Section 6.3 (and each officer, director, employee, representative or other agent of any such Person) is permitted to disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement or the Contribution Agreement, and all materials of any kind (including opinions or other tax analyses) related to such tax treatment and tax structure; provided that this Section 6.3 shall not permit any person to disclose, except as otherwise set forth herein, the name of, or other information that would identify, any party to such transactions or to disclose confidential commercial or strategic information, or other proprietary information regarding such transactions not related to such tax treatment and tax structure.”
          4. Section 6.4(a). Clause (a) of Section 6.4 (Internet Services; Designated Programming Services) of the Partnership Agreement is hereby amended by deleting it in its entirety and replacing it with the following: “[Intentionally Omitted.]”
          5. Section 6.5. Section 6.5 (Telephony Restrictions) of the Partnership Agreement is hereby amended by deleting it in its entirety and replacing it with the following: “[Intentionally Omitted.]”

          6. Section 6.6. Section 6.6 (Excess Inventory) of the Partnership Agreement is hereby amended by deleting it in its entirety and replacing it with the following: “[Intentionally Omitted.]”
          7. Section 6.8. Section 6.8 (Time Warner Social Contract) of the Partnership Agreement is hereby amended by deleting it in its entirety and replacing it with the following: “[Intentionally Omitted.]”
          8. Section 6.9. Section 6.9 (Furnishing of Employees by TWE-A/N) of the Partnership Agreement is hereby amended as follows:
     (a) Clause (c) of Section 6.9 is amended by deleting references therein to “Closing Date” and replacing it with “Relevant Closing Date.”
     (b) Section 6.9 is amended by adding the following at the end of such section:
“(g) The Partners hereby acknowledge that pursuant to the KCCP Management Agreement (i) the personnel providing services to the KCCP Trust shall be employees of TWE and not TWE-A/N or the Partnership and (ii) the wages, costs and expenses incurred by TWE or its Affiliates and attributable to the personnel providing services to the KCCP Trust shall be paid by the KCCP Trust to TWE or its Affiliates, as appropriate, in accordance with the terms of the KCCP Management Agreement. The Partners further acknowledge that (x) all duties and obligations of TWE-A/N under this Section 6.9 are intended to relate to the Partnership and its operations and properties excluding the KCCP Trust and its operations and properties, which are governed separately by the KCCP Management Agreement and (y) the parties do not intend duplication of efforts or expenses by TWE-A/N under this Section 6.9 and TWE under the KCCP Management Agreement with respect to the personnel.”
          9. Section 6.10. Section 6.10 of the Partnership Agreement (Operating Support and Consulting Services) is hereby amended by deleting it in its entirety and replacing it with the following: “[Intentionally Omitted.]”
          10. Section 6.11. Article VI (Certain Agreements) of the Partnership Agreement is hereby amended by adding the following at the end of such section:
“6.11 Kansas Business. The Partners agree that the Kansas Business will be operated solely through the KCCP Trust and no other business shall be operated through the KCCP Trust or owned by the KCCP Trust.”

     G. AMENDMENTS TO ARTICLE VII (TRANSFERS)
          1. Section 7.1. Section 7.1 (General Restrictions) of the Partnership Agreement is hereby amended so that the fifth sentence of such section shall for all purposes be deemed to apply to the KCCP Trust such that upon the occurrence of an event whereby a General Partner acquires the right to designate itself or another qualified Person to become General Manager of the Partnership, such General Partner shall also acquire the right to cause the Partnership to designate such General Partner or another qualified Person to become the general manager of the KCCP Trust.
          2. Section 7.2(a). Clause (a) of Section 7.2 (Permitted Transfers) of the Partnership Agreement is hereby amended by deleting any references therein to “Section 7.4”.
          3. Section 7.2(b). Clause (b) of Section 7.2 (Permitted Transfers) of the Partnership Agreement is hereby amended by (x) adding references to Overland Park and LCM LLC after each reference to TCI and (y) deleting any references therein to “Section 7.2(d)”.
          4. Section 7.2(d). Clause (d) of Section 7.2 (Permitted Transfers) of the Partnership Agreement is hereby amended by deleting it in its entirety and replacing it with the following: “[Intentionally Omitted.]”
          5. Section 7.3(e). Clause (e) of Section 7.3 Right of First Refusal) of the Partnership Agreement is hereby amended by deleting the words “Buy-Sell Procedure or”.
          6. Section 7.4. Section 7.4 (Buy-Sell Procedure) of the Partnership Agreement is hereby amended by deleting it in its entirety and replacing it with the following: “[Intentionally Omitted.]”
          7. Section 7.5. Section 7.5 (Additional Provisions Relating to Transfer) of the Partnership Agreement is hereby amended by deleting any references therein to “Section 7.4”.
     H. AMENDMENTS TO ARTICLE VIII (DURATION AND TERMINATION OF PARTNERSHIP)
          1. Section 8.1(a). Clause (a) of Section 8.1 (Events of Termination) of the Partnership Agreement is hereby amended by deleting it in its entirety and replacing it with the following: “[Intentionally Omitted.]”
          2. Section 8.3(a). Clause (a) of Section 8.3 (Events of Default) of the Partnership Agreement is hereby amended by adding the following at the end of paragraph (i) of such clause:

“or the Guaranty, dated as of March 23, 1998, provided by TCI Holdings, Inc. to TWE and KCCP, as amended as of May 1, 2004.”
          3. Section 8.4. Section 8.4 (Dissolution Procedure) of the Partnership Agreement is hereby amended by deleting it in its entirety and replacing it with new Section 8.4 in the form annexed hereto as Annex A.
     I. AMENDMENTS TO ARTICLE X (MISCELLANEOUS)
          1. Section 10.5. Section 10.5 (Notices) of the Partnership Agreement is hereby amended by deleting the phrase “If to TCI or TCI GP” and replacing it with “If to any of TCI, LCM LLC, Overland Park or TCI GP:”, and the address for any of TCI, LCM LLC, Overland Park or TCI GP is amended and restated in its entirety to read as follows:
TCI Texas Cable Holdings LLC
TCI Texas Cable, Inc.
Comcast TCP Holdings, LLC
TCI of Overland Park, Inc.
c/o Comcast Corporation
1500 Market Street
Philadelphia, PA 19102
Attention: General Counsel
Telecopy No: (215) 981-7794
     J. AMENDMENTS TO SCHEDULES
          1. Schedule 2. Schedule 2 (TWE-A/N Systems) is hereby amended by deleting it in its entirety and replacing it with the following: “[Intentionally Omitted.]”
          2. Schedule 8.4(c). Schedule 8.4(c) (Asset Pool Prioritization) is hereby amended by deleting it in its entirety and replacing it with the following: “[Intentionally Omitted.]”
     K. GENERAL PROVISIONS
          1. Ratification of the Partnership Agreement. Except as otherwise expressly provided herein, all of the terms and conditions of the Partnership Agreement are ratified and shall remain unchanged and continue in full force and effect.
          2. Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Delaware (other than its rules of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby).
          3. Counterparts. This Amendment may be executed in one or more counterparts, all of which shall consist one and the same instrument.

          4. Headings. The headings in this Amendment are for convenience of reference only, and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.
[Remainder of Page Intentionally Left Blank]

          IN WITNESS WHEREOF, this Amendment has been executed as of the date first above written.

TIME WARNER ENTERTAINMENT- ADVANCE/NEWHOUSE PARTNERSHIP
By:	Time Warner Entertainment Company, L.P., Managing Partner
By:	/s/ David E. O’Hayre
	Name:	David E. O’Hayre
	Title:	EVP, Investments, Cable Group

TWE-A/N TEXAS CABLE PARTNERS GENERAL PARTNER LLC
By:	/s/ David E. O’Hayre
	Name:	David E. O’Hayre
	Title:	Vice President

TIME WARNER ENTERTAINMENT COMPANY, L.P.
By:	/s/ David E. O’Hayre
	Name:	David E. O’Hayre
	Title:	EVP, Investments, Cable Group

TCI TEXAS CABLE HOLDINGS LLC
By:	/s/ Robert S. Pick
	Name:	Robert S. Pick
	Title:	Senior Vice President

TCI TEXAS CABLE, INC.
By:	/s/ Robert S. Pick
	Name:	Robert S. Pick
	Title:	Senior Vice President

COMCAST TCP HOLDINGS, LLC
By:	/s/ Robert S. Pick
	Name:	Robert S. Pick
	Title:	Senior Vice President

TCI OF OVERLAND PARK, INC.
By:	/s/ Robert S. Pick
	Name:	Robert S. Pick
	Title:	Senior Vice President

ANNEX A TO AMENDMENT NO. 4
          8.4 Dissolution Procedure.
     (a) Delivery of Dissolution Notice. At any time on or after the date (the “Triggering Date”) that is the later of (i) the day following the second anniversary of the Closing (as defined in the Transaction Agreement) and (ii) June 1, 2006, either set of Related Partners may, at their option, elect to initiate the Dissolution Procedure set forth in this Section 8.4 (the “Dissolution Procedure”); provided, however, that a Dissolution Procedure may not be initiated while any Dissolution Procedure is already pending and the Dissolution Notice with respect thereto has not been nullified, or after an Event of Termination has occurred (unless, in the case of Section 8.1(e), the Non-Defaulting Partners agree otherwise). In the event that a set of Related Partners wishes to initiate a Dissolution Procedure, such Related Partners (the “Triggering Partners”) shall notify the other Partners (the “Non-Triggering Partners”) in writing of their intention to initiate the Dissolution Procedure (the “Dissolution Notice”). The Partnership shall, and shall cause the General Manager to, as soon as reasonably practicable after any given request at any time (whether before or after the Triggering Date), provide each Partner with all information reasonably requested by any Partner to facilitate the Dissolution Procedure. If each set of Related Partners delivers a Dissolution Notice on the same day, the set of Related Partners that are Affiliates of Comcast, or any subsequent Permitted Transferee of their Interests, (the “Comcast Partners”) shall be the Triggering Partners.
     (b) Delivery of Allocation Notice. On the day of delivery of the Dissolution Notice or within thirty (30) days after delivery of the Dissolution Notice, the Triggering Partners shall deliver a written notice (the “Allocation Notice”) to the Non-Triggering Partners setting forth the Triggering Partners’ allocation of Debt (both by amount and Debt instrument) to each Asset Pool (as defined below) in each case as of 12:01 am on the date (the “Allocation Date”) that is the first day of the month in which the Dissolution Notice is given; provided, however, that if such first day of the month would be prior to the Triggering Date, then the Allocation Date shall be as of the Triggering Date. In the Allocation Notice, the sum of the Houston Amount (as defined below) and the Kansas & SW Amount (as defined below) shall equal the total amount of Debt as of the Allocation Date. If, in the reasonable judgment of the Triggering Partners, the aggregate amount of Debt is insufficient for purposes of making an appropriate allocation between the Asset Pools, the Partners will discuss alternatives for increasing the amount of Debt or making other adjustments in order to facilitate the Dissolution Procedure. In allocating Debt between the Asset Pools, except as otherwise needed to make an appropriate allocation, the Triggering Partners will attempt to allocate Debt owed to any set of Related Partners to the Asset Pool intended to be distributed to such Related Partners (which, for the avoidance of doubt, would be expected to result in 50% of all Partner Debt existing on the Allocation Date being allocated to each Asset Pool). If the Triggering Partners fail to deliver an Allocation Notice to the Non-Triggering Partners within the thirty (30)-day period set forth above, (i) the Dissolution Notice delivered by the Triggering Partners shall become void and have no further effect, and the Dissolution Procedure initiated thereby shall be deemed terminated, (ii) the set of Related Partners that delivered such Dissolution Notice shall not be entitled to deliver another Dissolution Notice prior to the one-year anniversary of the end of such thirty (30)-day period and (iii) the other set of Related Partners shall have the right to initiate the Dissolution Procedure in accordance with Section 8.4(a). For the avoidance of doubt, (x) when the term “as of the Allocation Date” or any similar term is used in this Section 8.4, it shall mean prior to the opening of business or the occurrence of any event on the Allocation Date and (y) when the term “from and after the Allocation Date” or any similar term is used in this Section 8.4, the relevant period shall include all business and occurrences on the Allocation Date.
     (c) Delivery of Selection Notice. After receipt of the Allocation Notice, the Non-Triggering Partners must select the Asset Pool to be distributed to them (or one or more of their designees) in connection with the Dissolution Procedure pursuant to Section 8.4(h) by delivering written notice to the Triggering Partners identifying the Asset Pool so selected (the “Non-Triggering Partners Pool” and the Asset Pool not so selected shall be referred to as the “Triggering Partners Pool”). If the Non-Triggering Partners fail to make the selection provided for in the first sentence of this Section 8.4(c) within thirty (30) days after receipt of the Allocation Notice, the Triggering Partners shall have the right to select the Asset Pool to be distributed to them in connection with the Dissolution Procedure pursuant to Section 8.4(h) in which case such selected Asset Pool will be considered the Triggering Partners Pool and the Asset Pool not selected will be considered the Non-Triggering Partners Pool; provided, however, that the Triggering Partners must make their Asset Pool selection within five (5) days of the expiration of such thirty (30) day period. If the Triggering Partners do not make such selection within such period, (i) the Dissolution Notice delivered by the Triggering Partners shall become void and have no further effect, and the Dissolution Procedure initiated thereby shall be deemed terminated, (ii) the set of Related Partners that delivered such Dissolution Notice shall not be entitled to deliver another Dissolution Notice prior to the one-year anniversary of the end of such thirty (30)-day period and (iii) the other set of Related Partners shall have the right to initiate the Dissolution Procedure in accordance with Section 8.4(a). For all purposes of this Agreement, the Triggering Partners Pool shall be considered to be intended to be distributed to the Triggering Partners and the Non-Triggering Partners Pool shall be considered to be intended to be distributed to the Non-Triggering Partners, in each case subject to the further terms in this Section 8.4, regardless of whether an Asset Pool is ultimately transferred to such set of Related Partners or to another Person or Persons.
     (d) Definition of Asset Pools. For purposes of the Dissolution Procedure, the Assets and Liabilities of the Partnership shall consist of two pools (each, an “Asset Pool”) as follows: The “Houston Asset Pool” shall consist of

(A) the Houston Business, (B) the amount of Debt allocated to the Houston Asset Pool by the Triggering Partners in the Allocation Notice (the “Houston Amount”), (C) 50% of the Shared Assets and (D) 50% of Other Liabilities, if any. The “Kansas & SW Asset Pool” shall consist of (A) the Kansas & SW Business, (B) the amount of Debt allocated to the Kansas & SW Asset Pool by the Triggering Partners in the Allocation Notice (the “Kansas & SW Amount”), (C) 50% of the Shared Assets and (D) 50% of Other Liabilities, if any. For the avoidance of doubt, accrued but unpaid interest on Debt as of the Allocation Date will be included in Other Liabilities and will be shared equally in the Working Capital Amount for each Asset Pool in the manner described in the foregoing sentence. It is the understanding of the parties that, as of the Effective Time, there are no indivisible Shared Assets (other than books and records) and to the extent any exist on the first Distribution Date, the parties will reasonably cooperate (i) to allocate such indivisible Shared Assets to the Asset Pools and (ii) in the case of books and records, accommodate the non-recipient parties’ need for access thereto. The Asset Pools shall be subject to changes arising from operation of the Asset Pools in accordance with the “closed system” principles as described in clause (e) below.
     (e) Operation as “Closed System.” From and after the Allocation Date, each Asset Pool shall be operated as a “closed system” solely for the benefit of such Asset Pool and the set of Related Partners to whom such Asset Pool is intended to be distributed (such set of Related Partners with respect to such Asset Pool being referred to as the “Receiving Partners” and the other set of Related Partners with respect to such Asset Pool being referred to as the “Non-Receiving Partners”), meaning that during such period (i) all Assets and Liabilities in an Asset Pool shall be solely for the account of the Receiving Partners of such Asset Pool, (ii) all Assets acquired, generated or disposed of, and all Liabilities incurred or satisfied by, the operations of an Asset Pool from and after the Allocation Date shall be solely for the account of such Asset Pool and the Receiving Partners of such Asset Pool, (iii) all cash generated by each Asset Pool shall remain for the account of such Asset Pool and all cash used by such Asset Pool shall be solely for the account of such Asset Pool, (iv) any additional funding required by such Asset Pool shall be supplied by the applicable Receiving Partners, subject to the requirements in the Funding Agreement (as defined in the Transaction Agreement), (v) any property contributed or loaned by any Related Partners to the Partnership or its Subsidiaries (including under the Funding Agreement) shall be for the sole account of the Asset Pool of such Related Partners, (vi) any new indebtedness incurred for the business of such Asset Pool shall be treated as Debt allocated to such Asset Pool, (vii) no Assets or Liabilities shall be transferred from the account of one Asset Pool to the other, except pursuant to Section 8.4(s); provided, that accounting entries to reflect cash management between an Asset Pool and the Partnership and its Subsidiaries so as to comply with the “closed system” principles of this Section 8.4(e) shall not be deemed transfers between the Asset Pools (for example, cash generated by an Asset Pool will create an intercompany account receivable for that Asset Pool (which shall be entitled to appropriate interest thereon) and an intercompany account payable for the Partnership or the General Manager (which shall be charged appropriate interest thereon) and cash utilized by an Asset Pool will create an intercompany account payable for such Asset Pool (which shall be charged appropriate interest thereon) and an account receivable for the Partnership or the General Manager (which shall be entitled to appropriate interest thereon)); provided further, that on the first Distribution Date, all such intercompany accounts shall be settled and if any Asset Pool has a net intercompany account payable balance, the Receiving Partners shall cause such account payable balance to be paid to the Partnership to satisfy the Non-Receiving Partners net account receivable balance in each case immediately prior to the distribution of such Asset Pool; and (viii) interest accruing from and after the Allocation Date on Debt allocated to a given Asset Pool will be treated as a Liability of that Asset Pool. Each Partner shall have access before and after the Dissolution Date to the books, records and personnel of the Partnership and its Subsidiaries to ensure compliance with the foregoing “closed system” provisions, subject to the same limitations as applicable under Section 5.2(f).
     (f) Consent and Approvals. As soon as reasonably practicable after the date the selection is made pursuant to Section 8.4(c) (the “Selection Date”), the Partnership and each Partner shall use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by the Dissolution Procedure, including (i) preparing and filing as promptly as practicable with any governmental authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by the Dissolution Procedure. In furtherance of the foregoing, the parties shall (i) make appropriate filings of a Notification and Report Form pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”) no later than fifteen (15) business days after the Selection Date, (ii) make all necessary filings to obtain any required consents or waivers from the FCC no later than fifteen (15) business days after the Selection Date and (iii) make all necessary filings to obtain any required franchise approvals no later than twenty (20) business days after the Selection Date (the “Filings Completion Date”). The obligations of the parties to consummate the dissolution pursuant to the Dissolution Procedure shall be subject to the satisfaction of the following conditions with respect to the transfer of an Asset Pool to the applicable Receiving Partners: (A) receipt of any required consents or waivers from the FCC to transfer licenses granted by the FCC, (B) expiration or termination of any applicable waiting period under the HSR Act, (C) at least 90% of the total subscribers of such Asset Pool shall belong to service areas for which either no franchise is required, no consent is necessary for the transfer of the franchise to the Receiving Partners or their designees or an effective consent reasonably acceptable to the Receiving Partners has been obtained or deemed to be obtained (it being understood that a consent shall be deemed reasonably acceptable if such consent does not require any material change be made to the relevant franchise agreement or otherwise impose any material obligation on the transferor or transferee or their respective Affiliates), (D) receipt of all other necessary third-party and governmental consents and approvals, except where failure to obtain the consents and approvals referred to in this clause (D) would not have a material adverse effect on such Asset Pool, (E) all Debt allocated to such Asset Pool shall have been repaid or refinanced to the extent required under clause (g) below and (F) such other conditions as the parties may agree (the conditions set forth in clauses (A) through (F) with respect to any Asset Pool are hereinafter referred to as the “Conditions”).
     (g) Refinancing. On or before the date (the “Refinancing Date”) that is sixty (60) days after the Selection Date, each set of Related Partners will cause all Debt on such date allocated to its Asset Pool to be refinanced (and each set of Related Partners shall bear its respective costs in connection therewith) to the extent such set of Related Partners desires, but in any event to the extent necessary so that, from and after the Refinancing Date, no Debt is outstanding which obligates or in any way binds or otherwise encumbers the Partnership, its Subsidiaries or the Asset Pool of the other set of Related Partners other than Debt that is expressly non-recourse to the Asset Pool of the other set of Related Partners (for the avoidance of doubt, in no event shall any Debt under the TCP Credit Agreement (as defined in the Transaction Agreement) be considered to be non-recourse to either Asset Pool). Each set of Related Partners will obtain appropriate documentation to evidence the release of the other set of Related Partners from all obligations relating to the Debt allocated to the Asset Pool intended to be distributed to the first set of Related Partners. In respect of all Debt existing on or incurred after the Refinancing Date, the set of Related Partners to whom such Debt is allocated shall do all things necessary (including fully satisfying and discharging such Debt to the extent required and bearing all costs in connection therewith) to facilitate the distribution of each of the Asset Pools on the Distribution Date and to obtain such assurances of the non-recourse nature of such Debt with respect to, and the lack of obligations of, or other encumbrances relating thereto on, the other set of Related Partners or the Asset Pool intended to be distributed to them as such other set of Related Partners shall from time to time reasonably request. On or prior to the Refinancing Date, any Debt owed to a Partner that has been allocated to the Asset Pool intended to be distributed to the other set of Related Partners shall be refinanced by such other set of Related Partners with such other set of Related Partners determining the date of such refinancing so long as it occurs on or prior to the Refinancing Date; provided, however, that no Related Partner shall extend credit to its Asset Pool in connection with any refinancing described in this Section 8.4(g) (it being understood that this limitation shall in no way restrict an Affiliate of any Related Partner from making such an extension of credit, provided that such Affiliate is not a wholly-owned subsidiary of such Related Partner which is a disregarded entity for U.S. federal income tax purposes).
(h) Distribution to Partners; Dissolution.
     (i) Promptly after satisfaction of the Conditions for an Asset Pool, the Receiving Partners of such Asset Pool shall deliver a written notice (a “Conditions Notice”) to the other Partners of the satisfaction of the Conditions (the date of delivery of such notice with respect to such Asset Pool, the “Satisfaction Date”).
     (ii) Upon the earlier of (A) the fifth day following the occurrence of the Satisfaction Date with respect to both Asset Pools or (B) the later of (x) 30 days following the first Satisfaction Date and (y) the date that is 27 months following the Filings Completion Date, each Asset Pool as to which a Satisfaction Date has occurred may, at the election of the Receiving Partners for such Asset Pool, in their sole discretion, be distributed to the Receiving Partners (or their designees) in complete redemption of their interests in the Partnership, subject to the last sentence of this clause (ii) (the date of such distribution with respect to an Asset Pool, the “Distribution Date”); provided that to the extent there exist Nonassignable Assets as of a given Distribution Date notwithstanding that the Receiving Partners will receive its Asset Pool as a distribution, such Receiving Partners will retain an Interest in the Partnership until all Nonassignable Assets are finally distributed or disposed of in accordance with Section 8.4(i) ; provided further, that such Interest will not entitle the Receiving Partners to any right, title or interest in the Asset Pool of the other set of Related Partners. If the Satisfaction Date with respect to an Asset Pool has not occurred prior to the first Distribution Date, the Receiving Partners with respect to such Asset Pool may elect, at any time after such first Distribution Date, to treat all such Conditions with respect to its Asset Pool as having been satisfied. The Partners hereby agree that if the Distribution Date for an Asset Pool would occur on any day other than the last day of a calendar month, such Distribution Date shall be postponed until the last day of such month.
     (iii) The Partnership shall continue until the affairs of the Partnership can be wound up and the Partnership dissolved in accordance with the laws of the State of Delaware; provided that such winding up and dissolution shall not occur until both Asset Pools (or the proceeds from the sale thereof) have been distributed and all Nonassignable Assets have been distributed or otherwise disposed of in accordance Section 8.4(i) hereof (the date of dissolution of the Partnership being referred to as the “Dissolution Date”).
     (iv) Following a Distribution Date with respect to an Asset Pool, the Non-Receiving Partners of such Asset Pool shall indemnify and hold the Receiving Partners harmless with respect to any and all Nonassignable Assets in the Asset Pool of such Non-Receiving Partners.
     (v) It is hereby understood and agreed that all references to “designees” in this Section 8.4 shall include Persons who receive or purchase any Assets of the Partnership pursuant to a distribution under this Section 8.4(h) other than the Receiving Partners of the Asset Pool to which such Assets are allocated or pursuant to a sale in accordance with Section 8.4(x) provided, that such designee agrees in a writing with all Partners to be bound by all obligations to which such Receiving Partners would be bound if such Assets were distributed to such Receiving Partners in accordance with this Section 8.4. Such Receiving Partners may assign to any such designee any or all of their rights under this Partnership Agreement.
     (vi) Notwithstanding anything to the contrary herein, in the event that on or after the date that is one (1) year following the Filings Completion Date (A) the Satisfaction Date with respect to an Asset Pool has occurred (such Asset Pool, the “Satisfied Asset Pool” and the Receiving Partners thereof, the “Satisfied Partners”) but (B) the Satisfaction Date with respect to the other Asset Pool has not occurred (the Receiving Partners of such other Asset Pool, the “Delayed Partners”), then if the Satisfied Partners have a reasonable basis for concern that continued delay of the distribution of the Satisfied Asset Pool to the Satisfied Partners would risk the Conditions continuing to be satisfied in all material respects with respect to the Satisfied Asset Pool, the Satisfied Partners may deliver notice to the Delayed Partners describing such concern and the basis therefor in reasonable detail and request a waiver of the 27 month period in clause (ii) of this Section 8.4(h) as a condition to the distribution of the Satisfied Asset Pool (a “Distribution Waiver”). The Delayed Partners may elect, in their sole discretion, to grant the Distribution Waiver; provided, that if the Distribution Waiver is not granted within ten (10) calendar days of such request, then the Delayed Partners will indemnify and hold harmless the Satisfied Partners and their Affiliates for all reasonable costs and expenses (if any) incurred thereafter and associated with further attempts by the Satisfied Partners to maintain the effectiveness of such Conditions.
     (i) Nonassignable Assets. Notwithstanding Section 8.4(h), any Asset, the conveyance, assignment or transfer of which without the consent, authorization, approval or waiver of a third party would constitute a breach or other contravention of such Asset or in any way adversely affect the rights of the Partnership, any of its Subsidiaries or the Partners thereunder (a “Nonassignable Asset”), shall not be conveyed, assigned or transferred until such time as such consent, authorization, approval or waiver is obtained, at which time such Nonassignable Asset shall be deemed conveyed, assigned or transferred without further action on the part of the Partnership, any of its Subsidiaries or any of the Partners. Until such consent, authorization, approval or waiver is obtained, (i) the Partnership and the Partners shall use all commercially reasonable efforts to obtain the relevant consent, authorization, approval or waiver, (ii) the Partnership shall endeavor to provide the applicable Receiving Partners with the benefits under each Nonassignable Asset as if such Nonassignable Asset had been assigned to the Receiving Partners, including preserving the benefits of and enforcing for the benefit of the Receiving Partners, at their expense, any and all rights of the Partnership or any of its Subsidiaries under such Nonassignable Asset and (iii) to the extent permissible under such

Nonassignable Asset, the Receiving Partners shall (A) be responsible for the obligations of the Partnership or its Subsidiaries under such Nonassignable Asset and (B) act as the agent of the Partnership or its Subsidiaries in preserving the benefits of and enforcing any and all rights of the Partnership or its Subsidiaries in such Nonassignable Asset. The Receiving Partners shall indemnify the Partnership, its Subsidiaries and the General Manager in respect of any Damages suffered or incurred by the Partnership, any of its Subsidiaries or the General Manager as a result of the operation of this Section 8.4(i) or the General Manager’s responsibilities with respect to the Nonassignable Assets. The Partnership and its Subsidiaries shall promptly pay to the Receiving Partners when received all monies received by them in respect of any Nonassignable Asset or any claim or right or any benefit arising thereunder. Notwithstanding Section 8.4(h), the Partnership shall not be dissolved until all Nonassignable Assets have been properly assigned, conveyed and transferred.
     (j) Certain Covenants. From and after the first Distribution Date, (i) the non-compete set forth in Section 6.2 shall remain in effect, for one year after the first Distribution Date, for each set of Related Partners and its Cable Affiliates only as to the municipalities included in the Asset Pool intended to be distributed to the other set of Related Partners and (ii) the confidentiality obligations set forth in Section 6.3 shall remain in effect for each set of Related Partners only as to matters relating to the Asset Pool intended to be distributed to the other set of Related Partners.
     (k) Employee Matters.
     (i) In connection with the Dissolution Procedure, each set of Related Partners shall have the right (but not the obligation) to make, in the case of the Comcast Partners, an offer of employment and, in the case of the TWI Partners, an offer of continued employment, to any Specified Division Employee, in each case effective as of the first Distribution Date. If any Specified Division Employee accepts an offer of employment with any Comcast Partner (or the designees of the Comcast Partners) and prior to the first Distribution Date such Specified Division Employee’s duties primarily concerned the Asset Pool intended to be distributed to the TWI Partners, then such Comcast Partner shall (or shall cause the designees of the Comcast Partners to) assign such Specified Division Employee to provide such transitional services as reasonably requested by the TWI Partners (or their designees) for a period of up to three (3) months following the first Distribution Date. Similarly, if any Specified Division Employee accepts an offer of employment with any TWI Partner (or the designees of the TWI Partners) and prior to the first Distribution Date such Specified Division Employee’s duties primarily concerned the Asset Pool intended to be distributed to the Comcast Partners, then such TWI Partner shall (or shall cause the designees of the TWI Partners to) assign such Specified Division Employee to provide to the Comcast Partners (or their designees) such transitional services as reasonably requested by the Comcast Partners (or their designees) for a period of up to three (3) months following the first Distribution Date. Any set of Related Partners receiving transitional services under either of the preceding sentences shall pay the reasonable costs relating to the applicable Specified Division Employee(s).
     (ii) In connection with the Dissolution Procedure, effective as of the first Distribution Date, the Comcast Partners shall (or shall cause their designees to) offer employment, effective as of the first Distribution Date, to all Comcast Selected Employees (as defined below) who are employed as of the first Distribution Date. As of the first Distribution Date, all Comcast Selected Employees shall cease to be employees of TWE-A/N, TWE or any of their respective Affiliates, as the case may be. Except as contemplated by the following sentence, as of the first Distribution Date, all of the Assets and Liabilities of the Partnership, TWE-A/N, TWE or any of their respective Affiliates relating to the Comcast Selected Employees shall be transferred to the Comcast Partners (or their designees) and all Assets or Liabilities relating to the TWI Selected Employees shall be transferred to (or retained by) the TWI Partners (or their designees). To the extent that a tax-qualified defined benefit plan or tax-qualified defined contribution plan covers Comcast Selected Employees, the Related Partners who are Affiliates of TWI, or any subsequent Permitted Transferee of their Interests, (the “TWI Partners”) may choose to retain any such plan’s Assets and Liabilities for such Comcast Selected Employees, and in such case the employee matters agreement referred to in Section 8.4(l) below shall set forth appropriate arrangements to achieve the economic results in accordance with the principles contemplated herein; provided, that if the Assets and Liabilities for the tax-qualified defined contribution plan with respect to the Comcast Selected Employees are not transferred to the Comcast Partners (or their designees), then the Comcast Partners shall (or shall cause their designees to) permit such Comcast Selected Employees to make a “direct rollover” of their account balances under such plan to a tax-qualified defined contribution plan sponsored by one of the Comcast Partners (or their designees), and the Comcast Partners and the TWI Partners shall reasonably cooperate in good faith to effect such distributions and rollovers within a reasonably practicable time after the first Distribution Date. Except as otherwise contemplated by the preceding sentence, all Liabilities related to an Asset Pool Employee shall, for the avoidance of doubt, be considered Liabilities primarily related to such Asset Pool. “Comcast Selected Employees” means all Asset Pool Employees of the Asset Pool intended to be distributed to the Comcast Partners. “TWI Selected Employees” means all Asset Pool Employees of the Asset Pool intended to be distributed to the TWI Partners. The Comcast Partners and the TWI Partners shall reasonably cooperate in good faith to minimize any costs associated with any termination of any Asset Pool Employees by their respective Affiliates in connection with the Dissolution Procedure. From and after the date of the Dissolution Notice until the first Distribution Date, the General Manager shall not remove any divisional vice presidents or presidents, and shall not transfer employment duties of the employees providing services to the Asset Pool to be distributed to the Comcast Partners from (i) such Asset Pool to (ii) the other Asset Pool or another Affiliate of TWI (or from (ii) to (i)) without the consent of the Comcast Partners, which consent will not be unreasonably withheld; provided that, after the Selection Date so long as such employees are not transferred to the Asset Pool intended to be distributed to the Comcast Partners, the restriction on removals will not apply to the Asset Pool intended to be distributed to the TWI Partners. The parties agree to take the position for all Income Tax purposes, unless required to do otherwise as a result of a Final Determination or a change in applicable law (including a revenue ruling or other similar pronouncement) that (i) Comcast or one of its Affiliates shall be entitled to claim any net Income Tax deductions that were not deductible in periods (or portions thereof) as of the Allocation Date attributable to Liabilities relating to Comcast Selected Employees (including with respect to option reimbursement obligations under this Agreement or the KCCP Management Agreement for options issued but not exercised as of the Allocation Date), and (ii) TWI or one of its Affiliates shall be entitled to claim any net Income Tax deductions that were not deductible in periods (or portions thereof) as of the Allocation Date attributable to Liabilities relating to TWI Selected Employees (including with respect to option reimbursement obligations under this Agreement or the KCCP Management Agreement for options issued but not exercised as of the Allocation Date).
     (l) Distribution Date Documentation. The Partners, any of their designees, the Partnership and the Subsidiaries, as appropriate, will execute and deliver, in each case as of the Distribution Date with respect to an Asset Pool, (i) appropriate assignment agreements to effectuate the transfer of applicable Assets to the Receiving Partners (or their designees), (ii) appropriate assumption agreements pursuant to which the Receiving Partners (or their designees) will assume all Liabilities attributable to the Asset Pool being distributed to them and (iii) appropriate indemnities to the other set of Related Partners for any losses such Partners may suffer with respect to any of such Liabilities assumed by the Receiving Partners. In connection with the Dissolution Procedure, each set of Related Partners will execute (or cause their designees to execute) an appropriate employee matters agreement to facilitate an orderly transfer of employment of the Asset Pool Employees and a smooth transition of related employee compensation and benefit plans, programs and arrangements in accordance with the principles described herein (except as may be otherwise agreed by the parties to such employee matters agreement). Such agreement shall include, without limitation, a mutual non-solicitation provision that extends for one year beyond the first Distribution Date. In connection with the Dissolution Procedure, each set of Related Partners will also execute (or cause their designees to execute) other agreements and instruments reasonably necessary to ensure an orderly winding up of the affairs of the Partnership and its Subsidiaries, including customary agreements providing for cooperation with respect to post-dissolution tax audits and controversies, sharing of information, record retention, and defense of third-

party claims. The Partnership will cause the General Manager to, and each set of Related Partners will, provide, on commercially reasonable terms and conditions to be agreed among the relevant parties, any transitional services requested by a set of Related Partners (including, but not limited to, billing, customer service and high speed data) and other transitional items (such as use of trademarks) for the Systems included in the Asset Pool to be distributed to such Related Partners (or their designees), for a period beginning on the first Distribution Date and ending a reasonable period after the first Distribution Date. Any commercial agreement or arrangement (which, for the avoidance of doubt, would not include (i) any Transaction Document (as defined in the Transaction Agreement), (ii) the Partnership Agreement, (iii) the Contribution Agreement and (iv) any agreement entered into in connection with the Dissolution Procedure as contemplated hereunder) between the Partnership or its Subsidiaries (or that otherwise applies to the Partnership or its Subsidiaries), on the one hand, and any of the TWI Partners or their Affiliates on the other hand, that would bind the Systems intended to be distributed to the Comcast Partners following the first Distribution Date shall terminate without penalty as to such Systems no later than 120 days following the first Distribution Date. In the event designees are used as set forth in this Section 8.4(l), the relevant Related Partners shall be jointly and severally liable with its designees for the obligations of the designees under the foregoing agreements. The Partners and their applicable Affiliates will negotiate in good faith and agree on the form of the agreements referred to in this Section 8.4(l) prior to December 31, 2004. Each Partner agrees that they will cooperate in good faith in effectuating transactions contemplated by the Dissolution Procedure, and will not take actions for the purpose of interfering with the Dissolution Procedure.
     (m) Management Agreements. After the HSR Date in respect of any given group of Systems (the “Relevant Systems”), neither the Partnership nor the KCCP Trust shall have any further obligation to pay the General Manager any management fees payable pursuant to the first sentence of Section 6 of the Management Agreement or the KCCP Management Agreement, as the case may be, with respect to the Relevant Systems other than (i) management fees in respect of services provided by the General Manager to the Partnership or the KCCP Trust prior to such expiration or termination of waiting periods under the HSR Act and (ii) in respect of the Asset Pool intended to be distributed to the TWI Partners. After the HSR Date with respect to the Asset Pool intended to be distributed to the Comcast Partners, subject to all applicable laws, including without limitation all applicable rules, regulations and orders of the FCC, each set of Related Partners shall have the right to (x) cause the Partnership to terminate the provision of one or more services by the General Manager under the existing Management Agreement and/or the KCCP Management Agreement, as the case may be, to the extent the Asset Pool intended to be distributed to such Related Partners (or their designees) includes Systems under management in such agreement(s) and (y) engage such Related Partners or any of their Affiliates or designees to provide such services to such Relevant Systems pursuant to a management agreement (a “New Management Agreement”) on terms and conditions substantially similar to those in the Management Agreement or the KCCP Management Agreement, as applicable (it being understood that to the maximum extent permitted by applicable law, the Comcast Partners shall use commercially reasonable efforts to provide all such services (other than as relates to national programming) as soon as possible following the HSR Date); provided further, that, notwithstanding the foregoing, at all times prior to the first Distribution Date the General Manager shall continue to have control over all accounting functions and over the books and records of both Asset Pools and access to all information and employees sufficient to comply with all Debt reporting requirements and the “closed system” accounting required by Section 8.4(e); provided further, that if either set of Related Partners exercises any such rights to change the management of the Partnership prior to the first Distribution Date as set forth in this Section 8.4(m) such set of Related Partners, and the Ultimate Parent of such set of Related Partners, will first provide an indemnity to the other set of Related Partners for any Damages such other Related Partners (or any of their Affiliates, officers, directors or employees) may suffer arising out of a breach or alleged breach of any legal or contractual obligation or violation of applicable law resulting from the change in management of the Partnership prior to the first Distribution Date, on terms reasonably satisfactory to such indemnified parties. In connection with any such change or termination, the TWI Partners will cause the current General Manager to provide reasonable cooperation, subject to applicable law. For the period from and after the Allocation Date, any obligation under Section 5 of the Management Agreement to reimburse the General Manager for direct out-of-pocket expenses and any management fees payable under Section 6 of the Management Agreement (as modified above), in each case that are attributable to the Houston Asset Pool shall be allocated to and borne by the Houston Asset Pool. For the period from and after the Allocation Date, any obligation under Section 5 of the Management Agreement or the KCCP Management Agreement to reimburse the General Manager for direct out-of-pocket expenses and any management fees payable under Section 6 of the Management Agreement or the KCCP Management Agreement (as modified above), in each case that are attributable to the Kansas & SW Asset Pool shall be allocated to and borne by the Kansas & SW Asset Pool. The provisions of the preceding two sentences shall similarly apply to any fees and expenses payable under any New Management Agreement. The parties hereby acknowledge and agree that except as otherwise provided herein, all of the terms and conditions of the Management Agreement and the KCCP Management Agreement shall continue in full force and effect until the Dissolution Date, at which time they shall automatically terminate. Notwithstanding anything to the contrary contained herein, and notwithstanding any termination of the Management Agreement, or the KCCP Management Agreement, or the redemption of a Partner’s Interests under this Section 8.4, all Liabilities with respect to Comcast Selected Employees as of the first Distribution Date (including with respect to option reimbursement obligations under this Agreement or the KCCP Management Agreement for options issued but not exercised prior to such date) shall continue as Liabilities of the Comcast Partners (or their designees) to TWE and its Affiliates, as applicable, until fully satisfied and discharged in accordance with the reimbursement terms applicable prior to the first Distribution Date.

     (n) Special Allocations; Dissolution of Partnership for Income Tax Purposes.
     (i) All income, gain, loss, deduction and other tax items with respect to the Asset Pools shall be allocated to the Partners for Income Tax purposes based on an actual closing of the Partnership’s books as of the Allocation Date. For Income Tax purposes, all income, gain, losses, deductions and other tax items attributable to the Houston Asset Pool for the period beginning on the Allocation Date and ending on the date immediately preceding the Selection Date shall be allocated to the Partners to whom the Houston Asset Pool is to be distributed, and all income, gain, losses, deductions and other tax items attributable to the Kansas & SW Asset Pool for any period beginning on the Allocation Date and ending on the date immediately preceding the Selection Date shall be allocated to the Partners to whom the Kansas & SW Asset Pool is to be distributed.
     (ii) From the Allocation Date to the date immediately preceding the Selection Date, no distributions shall be made to any Partner.
     (iii) On the Selection Date, the Assets comprising the Asset Pools shall for all Income Tax purposes be treated as having been distributed on the Selection Date to the Partners to whom such Asset Pools are intended to be distributed in complete redemption of such Partners’ Interest in the Partnership.
     (iv) The Partners agree to take the position for all Income Tax purposes that the two Asset Pools are not operated as a partnership at any time on or after the Selection Date, unless required to do otherwise as a result of a Final Determination or a change in applicable law (including a revenue ruling or other similar pronouncement) that causes the two Asset Pools to be operated as a partnership for such purposes. In furtherance of the foregoing, the parties agree to the following, each with effect from and after the Selection Date:
     (i) The Partnership shall be permitted to make cash distributions to any set of Related Partners from the Asset Pool to be distributed to such set of Related Partners or their designees (such Asset Pool in relation to such set of Related Partners and their designees being referred to as the “Applicable Asset Pool” and such Related Partners and their designees shall be referred to as the “Applicable Related Partners”). The Partnership shall not be permitted to distribute Assets other than cash except in accordance with Section 8.4(h) hereof;
     (ii) No Related Partners shall share in any portion of any item of income, gain, loss, deduction or other tax items attributable to an Asset Pool other than the Applicable Asset Pool; and
     (iii) All items of income, gain, loss, deduction and other tax items attributable to an Asset Pool shall be treated as derived directly by the Applicable Related Partners (and not through an interest in the Partnership) for all Income Tax purposes, except as may be required as a result of a Final Determination or a change in applicable law (including a revenue ruling or other similar pronouncement) that causes the two Asset Pools to be operated as a partnership for such purposes.
     (v) In the event of a Final Determination or a change in applicable law (including a revenue ruling or other similar pronouncement) that causes the two Asset Pools to be operated as a partnership on or after the Selection Date for any Income Tax purpose, then all income, gain, loss, deduction and other tax items attributable to each Asset Pool shall be allocated 100% to the Applicable Related Partners. For the avoidance of doubt, in such case, all income, gain, losses, deductions and other tax items attributable to the disposition of all or a portion of an Asset Pool shall be allocated to the Receiving Partners that are entitled to receive the proceeds of such disposition.
     (o) Adjustments to Allocations. In the event that there is an adjustment by a taxing authority to any item of income, gain, loss, deduction or other tax item attributable to a taxable period of the Partnership or any of its Subsidiaries (the “Adjusted Partnership Item”), (i) if the Adjusted Partnership Item relates to any taxable period prior to the Allocation Date, the Adjusted Partnership Item shall be allocated to the Partners in accordance with Section 3.4 of the Partnership Agreement; and (ii) if the Adjusted Partnership Item relates to any taxable period from and after the Allocation Date, such Adjusted Partnership Item shall be allocated in accordance with Section
8.4(n).
     (p) Delivery of Balance Sheet. No later than ninety (90) days following delivery of the Allocation Notice (the “Delivery Date”), the General Manager will deliver to each Partner (i) a consolidating balance sheet for the Partnership (the “Balance Sheet”), reflecting all Assets and Liabilities in each Asset Pool (and showing each Asset Pool separately), in each case as prepared in accordance with generally accepted accounting principles consistently applied by the Partnership, (ii) based on the foregoing, the Working Capital Amount (as defined below) for each Asset Pool and (iii) appropriate documentation supporting such calculation, in each case as of the Allocation Date.
     (q) Notice of Disagreement. If the Comcast Partners disagree with the General Manager’s calculation of the Working Capital Amount for either Asset Pool delivered pursuant to Section 8.4(p), the Comcast Partners may, within one hundred and twenty (120) days after the Delivery Date, deliver a notice to the General Manager and the other set of Related Partners disagreeing with such calculation and setting forth the Comcast Partners’ calculation of such amount. Any such notice of disagreement shall specify those items or amounts as to which the Comcast Partners disagree, and the Comcast Partners shall be deemed to have agreed with all other items and amounts contained in the calculations of the Working Capital Amount for each Asset Pool delivered to them pursuant to Section 8.4(p).
     (r) Resolution of Disputed Items. If a notice of disagreement shall be duly delivered pursuant to Section 8.4(q), the Partners shall, during the thirty (30) days following such delivery, use their best efforts to reach agreement on the disputed items or amounts. If during such period, the Partners are unable to reach such agreement, they shall promptly jointly retain a nationally recognized accounting firm that is not the principal independent accountant of the Partnership, the Ultimate Parent of either set of Related Partners (the “Accounting Referee”) to resolve the disputed items or amounts. In making its calculations, the Accounting Referee shall consider only those items or amounts as to which the Partners have disagreed and, with respect to each item or amount, shall select a number within the range of the dispute between the Partners. The Accounting Referee shall deliver to the Partners, as promptly as practicable (but, in any event, within thirty (30) days after submission of the dispute to it), a report setting forth its resolution of the disputed items. Such report shall be final and binding upon the Partners. The costs of the Accounting Referee shall be shared equally by the Triggering Partners and the Non-Triggering Partners. The General Manager will, and will cause the Partnership’s independent accountants to, cooperate and assist the Partners in conducting their review of the calculations of the Working Capital Amounts referred to herein, including without limitation, making available to the extent necessary any books, records, work papers and personnel (it being understood that if the process of finally determining the Working Capital Amounts continues after the Dissolution Date, the Partners thereafter will also provide each other such cooperation and assistance).
     (s) Working Capital Adjustment Payments. Once a final determination of all disputed amounts is reached, the Partners will determine whether any adjusting payment needs to be made, if such disputed amounts are resolved prior to the first Distribution Date, between the Asset Pools, or if such disputed amounts are resolved after the first Distribution Date, between the Triggering Partners and the Non-Triggering Partners, such that (i) the Working Capital Amount for the Triggering Partners Pool as of the Allocation Date, increased by any payment received by (or decreased by any payment made by) the Triggering Partners or the Triggering Partners Pool under this Section 8.4(s), equals (ii) the Working Capital Amount for the Non-Triggering Partners Pool as of the Allocation Date, increased by any payment received by (or decreased by any payment made by) the Non-Triggering Partners or the Non-Triggering Partners Pool under this Section 8.4(s). The parties hereby acknowledge and agree that appropriate adjustments shall also be made to reflect any transfers of Specified Division Employees from one Asset

Pool to the other between the Allocation Date and the first Distribution Date and the resulting shift in Assets and Liabilities related to such transferred Specified Division Employees. Any payment pursuant to this Section 8.4(s) shall be made at a mutually convenient time and place within three (3) days after such final determination. The amount of any payment to be made pursuant to this Section 8.4(s) shall bear interest from and including the Allocation Date to and including the date of payment at a rate per annum equal to the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City; provided that such interest will be disregarded for purposes of the first sentence of this Section 8.4(s).
     (t) Tax Treatment of Adjustment Payments and Interest. The Partnership, the Triggering Partners and the Non-Triggering Partners shall for all Income Tax purposes treat any amounts paid pursuant to Section 8.4(s), other than any payment that is designated as interest pursuant to such Section 8.4(s), (i) as having been part of the Asset Pool (the “Payee Asset Pool”) which is entitled to receive such amounts (or, in the case of amounts paid pursuant to Section 8.4(s) after the first Distribution Date, as part of the Asset Pool which has been or is intended to be distributed, as applicable, to the Partner that is entitled to receive such amounts) pursuant to Section 8.4(s) as of the Allocation Date, and (ii) as not being part of the Asset Pool (the “Payor Asset Pool”) which is required to pay such amounts (or, in the case of amounts paid pursuant to Section 8.4(s) after the first Distribution Date, as not being part of the Asset Pool which has been or is intended to be distributed, as applicable, to the Partner that is required to pay such amounts) pursuant to Section 8.4(s) as of the Allocation Date. The Partnership, the Triggering Partners and the Non-Triggering Partners agree for all tax purposes that, with respect to any payment pursuant to Section 8.4(s) that is designated as interest, (i) to the extent that such interest is attributable to periods ending on the date immediately preceding the Selection Date, notwithstanding Section 8.4(n) hereof, a corresponding amount of income shall be allocated to the Partners to whom the Payee Asset Pool is intended to be distributed and a corresponding amount of deduction shall be allocated to the Partners to whom the Payor Asset Pool is intended to be distributed, and (ii) to the extent such interest is attributable to periods beginning on or after the Selection Date, such interest shall be treated as being paid directly to the Partners to whom the Payee Asset Pool has been or is intended to be distributed, as applicable, by the Partners to whom the Payor Asset Pool has been or is intended to be distributed, as applicable. Notwithstanding anything in this Section 8.4(t), no person shall be required to treat any of the items described in this Section 8.4(t) in the manner prescribed herein if there is a Final Determination or a change in applicable law (including a revenue ruling or other similar pronouncement) that causes any such amount not to be so treated for tax purposes.
     (u) Definition of Working Capital Amount. The “Working Capital Amount” for each Asset Pool shall equal the amount of current Assets (other than inventory) of such Asset Pool, less the amount of all Liabilities (other than Debt) of such Asset Pool, in each case as would be reflected on the face of a balance sheet

(excluding any footnotes thereto) prepared in accordance with generally accepted accounting principles consistently applied by the Partnership. Current Assets shall include, but shall not be limited to, all cash and cash equivalents, prepaid expenses, funds on deposit with third parties, and accounts receivable other than (i) the portion of any account receivable resulting from cable, telephony, data or internet service sales that is sixty (60) days or more past due as of the Allocation Date, (ii) the portion of any national agency account receivable resulting from advertising sales that is one hundred and twenty (120) days or more past due as of the Allocation Date, (iii) any non-national agency account receivable resulting from advertising sales any portion of which is ninety (90) days or more past due as of the Allocation Date, (iv) accounts receivable from customers whose accounts are inactive as of the Allocation Date or (v) any accounts receivable that have not arisen from a bona fide transaction in the ordinary course of business. For purposes of making the foregoing “past due” calculations, the billing statements of a System will be deemed to be due and payable on the first day of the period during which the service is provided to which such billing statements relate. Liabilities shall include, but shall not be limited to, accounts payable, accrued expenses (including all accrued Income Taxes and non-Income Taxes payable by the Partnership or any of its Subsidiaries, and including accrued copyright fees, programming expenses, franchise fees and other license fees or charges), capitalized lease obligations, unearned income and advance payments (including subscriber prepayments and deposits for converters, encoders, cable television service and related sales) and interest, if any, required to be paid on advance payments. For purposes of this Section 8.4(u), in the case of any taxes with respect to an Asset Pool that are imposed on a periodic basis and are payable for a tax period that includes (but does not end on) the Allocation Date, the portion of such tax related to the portion of such tax period ending as of the Allocation Date shall (x) in the case of any taxes other than gross receipts, sales or use taxes and Income Taxes, be deemed to be the amount of such tax for the entire tax period multiplied by a fraction the numerator of which is the number of days in the tax period ending on and including the day prior to the Allocation Date and the denominator of which is the number of days in the entire tax period and (y) in the case of any Income Taxes and any gross receipts, sales or use tax, be deemed equal to the amount which would be payable if the relevant tax period ended as of the Allocation Date. All determinations necessary to give effect to the allocation set forth in the foregoing clause (y) shall be made in a manner consistent with prior practice of the Partnership and its Subsidiaries.
     (v) Cooperation. The Partners agree to cooperate in good faith to minimize the amount of income, if any, recognized by any of them and/or by the Partnership as a result of any actual or deemed distribution of Partnership Assets or allocation of Partnership Liabilities in connection with the Dissolution Procedure, including, without limitation, pursuant to an agreement similar to that described in Treas. Reg. Section 1.751-1(g) Example (3)(c) specifying the particular items of property (if any) deemed exchanged.

     (w) Expenses. Except as otherwise provided herein, any costs incurred by the Partnership in connection with the Dissolution Procedure shall be shared equally by the Triggering Partners and the Non-Triggering Partners, including without limitation all applicable sales, value added, transfer stamp, registration, documentary, excise, real property transfer or gains, or similar taxes, if any, including, for the avoidance of doubt, any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or respect thereto, on or in respect of the Dissolution Procedure; provided that each set of Related Partners shall be responsible for the costs of its own legal counsel and the costs associated with refinancing any Debt allocated to the Asset Pool to be distributed to such set of Related Partners.
     (x) Right of First Offer.
     (i) If at any time following the date that is nine (9) months after the Filings Completion Date and prior to the distribution of an Asset Pool to the Receiving Partners of such Asset Pool or their Affiliates (the “Dissolution Offer Period”), such Receiving Partners desire the Partnership to Transfer all or any portion of the Assets (the “Transfer Assets”) in such Asset Pool or any direct or indirect equity interest therein to any Person other than such Receiving Partners or their Affiliates, such Receiving Partners (the “Dissolution Offering Partners”) shall (or shall cause the Partnership to) first offer to sell such Transfer Assets on the terms and subject to the conditions set forth in this Section 8.4(x), by giving written notice thereof (the “Dissolution Offer Notice”) to the other Partners or, if applicable, to the Persons who were, immediately prior to the first Distribution Date, the other Partners (the “Dissolution Offeree Partners”). A Dissolution Offer Notice shall specify: (i) the price for the Transfer Assets subject to the Dissolution Offer Notice; (ii) the types of currency (and terms of, if applicable) for payment of such price, which currency may consist only of cash; the assumption of liabilities; debt; common stock; preferred stock; convertible preferred stock; or such other corporate security that (1) is generally accepted by the financial community for use in acquisition transactions and (2) may be replicated by the Dissolution Offeree Partners or its Affiliates (it being expressly understood that securities are to be described in terms replicable by any third party regardless of the identity of the particular issuer); and (iii) all other material terms of the proposed offer to sell, including, without limitation, whether such transaction is to be tax-advantaged or tax-deferred, and all conditions to closing.
     (ii) If the Dissolution Offeree Partners do not accept within forty-five (45) days the offer set forth in the Dissolution Offer Notice (a “Waiver”), then at the time of the lapse of such period for acceptance and subject to compliance with the time frames set forth in this Section 8.4(x) for execution of definitive agreements, the Dissolution Offering Partners may cause the Partnership to sell Transfer Assets subject to the

Dissolution Offer Notice to a third party that is not an Affiliate of the Dissolution Offering Partners on terms and conditions determined by the Dissolution Offering Partners; provided that such sale or transfer is:
     (1) for the types of currency specified in the Dissolution Offer Notice and in at least ninety-five percent (95%) of the minimum amount of each such type of currency set forth in the Dissolution Offer Notice;
     (2) at a price equal to or greater than ninety-five percent (95%) of the price specified in the Dissolution Offer Notice; and
     (3) on substantially all of the other material terms specified in the Dissolution Offer Notice, including the conditions to closing.
     (iii) If the Partnership does not sign definitive agreements for such a sale pursuant to this Section 8.4(x) within 180 days of the Dissolution Partner Offerees’s Waiver, then the provisions of this Section 8.4(x) shall again be applicable; provided that at any point during such 180-day-period, the Dissolution Offering Partner may submit a new Dissolution Offer Notice and restart the process under this Section 8.4(x); provided further, that if such new Dissolution Offer Notice is not materially different than the prior notice, except as to price, and such price is lower than the price in the prior Dissolution Offer Notice, then the period of time for the Dissolution Offeree Partners to accept the offer set forth in the Dissolution Offer Notice under Section 8.4(x)(ii) with respect thereto shall be deemed to be fifteen (15) days.
     (iv) If the Dissolution Offeree Partners accept, within the time period set forth in Section 8.4(x)(ii) above, the offer set forth in the Dissolution Offer Notice, upon such acceptance, the terms of such accepted offer shall become binding upon the parties. The Dissolution Offering Partners, the Partnership and the Dissolution Offeree Partners shall negotiate in good faith to enter into more formal agreements within forty-five (45) days of such acceptance, but it is understood and agreed that the terms of the accepted offer shall be binding upon the parties and the transaction shall be consummated on the terms set forth in such accepted offer, including being subject to satisfaction of all conditions therein. At any time prior to the acceptance by the Dissolution Offeree Partners of an offer set forth in a Dissolution Offer Notice, the Dissolution Offering Partners may cause the Partnership to distribute their Asset Pool to them or their Affiliates in accordance with and subject to Section 8.4(h), and in such event, such offer shall be void and of no further force or effect.

     (v) The Dissolution Offeree Partners may assign their rights under this Section 8.4(x) to their Ultimate Parent or any of its Affiliates by delivering written notice of such assignment to the Partnership and the Offeror Partners; provided, that no such assignment shall relieve the Dissolution Offeree Partners of their obligations under this Section 8.4(x).
     (vi) The Partners and the General Manager shall cooperate in good faith with any attempt to sell Transfer Assets, including by providing reasonable access to books and records subject to the limitations described in Section 5.2(f). The Dissolution Offering Partners shall indemnify and hold harmless the Partnership and its Subsidiaries, the General Manager and the other Partners and their respective Affiliates (the “Non-Selling Indemnified Parties”) for any Damages related to or arising out of sale or attempted sale of Transfer Assets, including all reasonable costs and expenses of negotiations with third parties, and shall cause all representations, warranties and indemnities to be non-recourse to all Non-Selling Indemnified Parties. Subject to the foregoing, the Partnership and its Subsidiaries shall execute such documents in connection with such sale or transfer as the Dissolution Offering Partners reasonably request.
     (vii) For the avoidance of doubt, any and all proceeds of the Sale of Transfer Assets shall be allocated to the Asset Pool of the Dissolution Offering Partners and distributed to them as promptly as possible.
     (y) ISP Indemnity. TWE and TWE-A/N, jointly and severally, shall indemnify and hold harmless the Comcast Partners and their Affiliates for any Damages incurred by the Comcast Partners arising from or relating to any ISP Agreement or any capacity use agreement (excluding those capacity use agreements (but not ISP Agreements) relating specifically to Systems within only one Asset Pool) unless it may be terminated without penalty with respect to the Systems in the Asset Pool intended to be distributed under Section 8.4 to the Comcast Partners within 120 days following the first Distribution Date, in each case, except to the extent the Comcast Partners expressly agree not to so terminate such ISP Agreement or capacity use agreement. Such Damages shall include any Damages arising from the failure or alleged failure of the Comcast Partners or their designees to perform any obligations they may have thereunder.

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